UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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HEALTHTRONICS, INC.

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9825 Spectrum Drive

Building 3

Austin, TX 78717

NOTICE OF 2010 ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 6, 2010

To our shareholders:

You are cordially invited to attend our 2010 Annual Meeting of Shareholders to be held at 9825 Spectrum Drive, Building 3, Austin, Texas 78717, on Thursday, May 6, 2010 at 8:00 a.m. Austin, Texas time, for the following purposes:

1) To elect as directors to serve on our Board of Directors the six nominees named in the attached proxy statement;

2) To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2010;

3) To transact such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

The accompanying proxy statement contains information regarding, and a more complete description of, the items of business to be considered at the meeting.

The close of business on March 19, 2010 has been fixed as the record date for the determination of our shareholders entitled to receive notice of, and to vote at, the meeting or any adjournment(s) or postponement(s) thereof.

You are cordially invited and urged to attend the meeting. If you need directions to the meeting location, you may contact our Corporate Secretary by phone at (512) 328-2892 or by mail at the address noted above. Whether or not you plan on attending the meeting, we ask that you sign and date the accompanying proxy and return it promptly in the enclosed self-addressed envelope. If you attend the meeting, you may vote in person, if you wish, whether or not you have returned your proxy. In any event, you may revoke your proxy at any time before it is exercised.

By Order of our Board of Directors

CLINT B. DAVIS, Secretary

Austin, Texas

April 2, 2010

Important Notice Regarding the Availability of Proxy Materials for the 2010 Annual Meeting of Shareholders to be held on May 6, 2010. The 2010 proxy statement, along with our Annual Report on Form 10-K for 2009, are available at http://www.amstock.com/proxyservicesviewmaterial.asp?CoNumber=13755.

HEALTHTRONICS, INC.

9825 Spectrum Drive

Building 3

Austin, Texas 78717

PROXY STATEMENT

for

2010 ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 6, 2010

Our Board of Directors hereby solicits your proxy for use at our 2010 Annual Meeting of Shareholders to be held at 9825 Spectrum Drive, Building 3, Austin, Texas 78717, on Thursday, May 6, 2010 at 8:00 a.m. Austin, Texas time, and any adjournment(s) or postponement(s) thereof. This solicitation may be made in person or by mail, telephone, or telecopy by our directors, officers, and regular employees, who will receive no extra compensation for participating in this solicitation. We will also reimburse banks, brokerage firms, and other fiduciaries for forwarding solicitation materials to the beneficial owners of our common stock held of record by such persons. We will pay the entire cost of this solicitation. We expect to mail this proxy statement and the enclosed form of proxy to our shareholders on or about April 2, 2010.

Unless the context indicates otherwise, “HealthTronics”, “we”, “us”, “our” or the “Company” means HealthTronics, Inc. and all of our direct and indirect subsidiaries on a consolidated basis.

ANNUAL REPORT

Enclosed is our Annual Report to Shareholders for the year ended December 31, 2009, including our audited financial statements. Such Annual Report to Shareholders does not form any part of the material for the solicitation of proxies.

REVOCATION OF PROXY

Any shareholder returning the accompanying proxy may revoke such proxy at any time before it is voted by (a) giving written notice of such revocation to our Secretary at our principal executive offices, (b) voting in person at the meeting, or (c) executing and delivering to our Secretary at our principal executive offices a later dated proxy.

OUTSTANDING COMMON STOCK

Our voting securities are shares of our common stock, each share of which entitles the holder thereof to one vote on each matter properly brought before the meeting. Only shareholders of record at the close of business on March 19, 2010 are entitled to notice of, and to vote at, the meeting and any adjournment(s) or postponement(s) thereof. As of March 19, 2010, there were outstanding and entitled to vote 45,588,712 shares of our common stock.

CERTAIN SHAREHOLDERS

The following table sets forth certain information regarding beneficial ownership of our common stock as of March 19, 2010 or such other date indicated in the footnotes below by (a) each person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (b) each of our directors and nominees for director, (c) each of our executive officers named in the Summary Compensation Table below under “Executive Compensation”, and (d) all of our executive officers and directors as a group. Unless otherwise indicated, we believe that each person or entity named below has sole voting and investment power with respect to all shares shown as beneficially owned by such person or entity, subject to community property laws where applicable and the information set forth in the footnotes to the table below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Prides Capital Partners, L.L.C. et al 200 High Street, Suite 700 Boston, MA 02110	3,608,997	(3)	7.9%

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	3,013,182	(4)	6.6%

Blue TSV I, LTD. and related entities c/o Maples Corporate Services Limited P.O. Box 309 Ugland House Grand Cayman, Cayman Islands KY1-1104	2,990,691	(5)	6.6%

Royce & Associates, LLC 745 Fifth Avenue New York, NY 10151	2,523,618	(6)	5.5%

Argil J. Wheelock, M.D.	1,144,088	(7)	2.5%

James S.B. Whittenburg	1,003,598		2.2%

R. Steven Hicks	679,726		1.5%

Kenneth S. Shifrin	458,680		1.0%

Donny R. Jackson	274,395		*

Timothy J. Lindgren	274,764		*

Scott A. Herz	306,648		*

Clint B. Davis	274,230		*

Richard A. Rusk	162,548		*

Laura A. Miller	50,000		*

Directors and executive officers as a group (11 persons total)	4,942,645		10.5%

*	Less than 1%
(1)

Includes (a) the following number of shares subject to options that are presently exercisable or exercisable within 60 days after March 19, 2010: Dr. Wheelock – 520,000; Mr. Whittenburg – 164,000; Mr. Hicks – 185,000; Mr. Shifrin – 215,000; Mr. Jackson – 218,000; Mr. Lindgren – 215,000; Mr. Herz – 11,250; Mr. Davis – none; Mr. Rusk – 51,000; Ms. Miller – none; and directors and executive officers as a group (11 persons total) – 1,596,750 and (b) the following number of shares representing restricted stock awards, which shares are issued and outstanding and which the person is entitled to vote, but which are held in escrow by us pending vesting of such awards: Dr. Wheelock – 23,602; Mr. Whittenburg – 710,607;

Mr. Hicks – 27,370; Mr. Shifrin – 25,486; Mr. Jackson – 27,370; Mr. Lindgren – 25,486; Mr. Herz – 240,518; Mr. Davis – 232,758; Mr. Rusk – 91,250; Ms. Miller – 50,000; and directors and executive officers as a group (11 persons total) – 1,695,730. Such persons do not have a right to sell or dispose of such restricted stock award shares until they vest.

(2)	Based on an aggregate of 45,588,712 shares of HealthTronics common stock issued and outstanding as of March 19, 2010.
(3)	Based on the Schedule 13D/A filed with respect to HealthTronics on October 10, 2008, voting and investment power with respect to these shares are held solely by Prides Capital Partners, L.L.C. The managers and directors of Prides Capital Partners, L.L.C. are Kevin A. Richardson, II, Henry J. Lawlor, Jr., Murray A. Indick and Charles E. McCarthy.
(4)	Based on the Schedule 13G/A filed with respect to HealthTronics on February 8, 2010, Dimensional Fund Advisors, LP (“Dimensional”) is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishing investment advice to four investment companies registered under the Investment Company Act of 1940, and serving as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are referred to herein as the “Dimensional Funds.” In its role as investment advisor, sub-advisor and/or manager, neither Dimensional nor its subsidiaries possess investment and/or voting power over these shares that are owned by the Dimensional Funds, and may be deemed to be the beneficial owner of the shares held by the Dimensional Funds. According to the Schedule 13G, however, the shares are owned by the Dimensional Funds. In such Schedule 13G, Dimensional disclaims beneficial ownership of such shares.
(5)	Based on the Schedule 13D filed with respect to HealthTronics on March 24, 2009, as amended by the Schedule 13D/A filed on May 27, 2009. According to the Schedule 13D (as amended), the following are reporting persons: Blue TSV I, LTD. (sole voting and dispositive power with respect to 2,853,509 shares), BlueLine Capital Partners II, L.P. and BlueLine Partners, L.L.C. (address of 402 Railroad Avenue, Suite 201, Danville, California 94526) (shared voting and dispositive power with respect to 58,946 shares), and BlueLine Capital Partners III, L.P. and BlueLine Partners II, L.L.C. (address of 402 Railroad Avenue, Suite 201, Danville, California 94526) (shared voting and dispositive power with respect to 78,236 shares). According to the Schedule 13D (as amended), Blue TSV I, LTD. is an investment corporation, each of BlueLine Capital Partners II, L.P. and BlueLine Capital Partners III, L.P. is an investment partnership, and each of BlueLine Partners, L.L.C. (which is the sole general partner of BlueLine Capital Partners II, L.P.) and BlueLine Partners II, L.L.C. (which is the sole general partner of BlueLine Capital Partners III, L.P.) is an investment management firm that provides investment management services to private investment funds. Also according to the Schedule 13D (as amended), each reporting entity expressly disclaims beneficial ownership of any shares other than those reported as owned by it.
(6)	Based on the Schedule 13G/A filed with respect to HealthTronics on January 25, 2010. According to the Schedule 13G/A, various accounts managed by Royce & Associates, LLC have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of shares of, HealthTronics. Also according to the Schedule 13G/A, the interest of one account, Royce Value Plus Fund, an investment company registered under the Investment Company Act of 1940 and managed by Royce & Associates, LLC, amounted to 2,518,718 shares of our common stock.
(7)	Dr. Wheelock disclaims beneficial ownership with respect to 98,200 shares owned directly by his daughter, who has investment and voting discretion with respect to such shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Compensation Philosophy and Objectives

We compensate our executive officers primarily through a combination of base salary, annual cash incentive compensation and long-term equity based awards. The executive compensation is designed to align executive performance with the long-term interests of our shareholders and to be competitive with that of comparable companies.

Our compensation philosophy is that a significant part of our executives’ compensation should relate to our performance and the creation of shareholder value. Our compensation philosophy is designed to provide the appropriate mix of cash and equity awards, fixed versus incentive compensation, and employee benefits to:

•	Enable us to attract highly talented and dedicated executives with the skills necessary for us to achieve our business plan;

•	Retain those executives who continue to perform at or above the levels we expect;

•	Motivate high-quality performance;

•	Compensate competitively and equitably;

•	Align incentives with shareholder value creation; and

•	Not encourage unnecessary and excessive risk-taking.

We are guided by the following principles in determining the form and amount of executive compensation:

•

Compensation should relate to our performance. A meaningful portion of total compensation is tied to and varies with our financial and operating performance, as well as individual performance. Annual cash incentive compensation is determined based on our performance as measured by selected performance measures, which for 2009 were adjusted EBITDA and consolidated revenues, along with a subjective element that enables our Compensation Committee to take into account individual performance.

•

Compensation should align executives’ and shareholders’ interests. Our annual cash incentive compensation is in part tied to and varies with performance measures that we believe strongly correlate with shareholder value creation. For 2009, we selected adjusted EBITDA and revenues as the performance measures. In addition, our equity-based compensation aligns our executives’ interests with our shareholders’ interests by vesting equity awards based on increasing share value.

•

Compensation should attract and retain executives. Cash base salaries, 401(k) plan match, and health and welfare benefits help retain executives. In addition, our performance-based restricted stock awards have been structured to encourage retention by adding a two-year cliff vesting requirement in addition to the performance-vesting requirement.

•

Compensation should not encourage unnecessary and excessive risk-taking. In 2008, we added an additional vesting requirement to our performance-based restricted stock awards that the executive not have voluntarily terminated his or her employment with us for two years after the grant date. This additional vesting requirement was added in order to help ensure the executive focuses on long-term shareholder value creation. In addition, we grant time-vesting equity-based awards that vest over a four-year period to help ensure the executive focuses on long-term shareholder value creation. Also, beginning with the 2010 annual incentive compensation, if there is a restatement of our financial statements, there would be a “clawback” of the executives’ annual incentive compensation to the amount that should have been paid as calculated under the restated financial statements. Lastly, a meaningful portion of total compensation is base salary. By fixing a meaningful portion of total compensation, we believe executives are less likely to take unnecessary and excessive risks as compared to those who have a greater portion of their total compensation vary based on performance measures or other factors.

Compensation Methodology

Our executive compensation program is designed to reflect the philosophy and objectives we have described above. Our Compensation Committee evaluates individual executive performance with a goal of setting compensation at levels the Committee believes are comparable with executives in other companies of similar size operating in the healthcare industry while taking into account our performance, our own strategic goals, and the individuals’ performance. We also consider the pay of each executive officer relative to each other executive officer and relative to other members of the management team. We have designed the executive compensation program to vary based on whether the executive is in a position of value creation or value preservation. For executives in a position of value creation, their annual cash incentive compensation and long-term incentive compensation relate more closely to our performance and therefore shareholder value creation. For executives in a position of value preservation, their annual cash incentive compensation and long-term incentive compensation are more balanced between value-preservation goals and value creation.

Peer Group. In 2007, with the assistance of Longnecker & Associates, a compensation consultant engaged by our Compensation Committee in 2007, we established a peer group including healthcare services and manufacturing companies. In determining our peer group, we considered various metrics including revenues, total assets, net income and market capitalization. This peer group was not modified in 2009. The following companies comprise our peer group for purposes of evaluating executive compensation:

Amsurg Corporation	Candela Corporation
Alliance Imaging, Inc.	IntegraMed America, Inc.
Radiation Therapy Services Inc.	Volcano Corporation
ZOLL Medical Corporation	Cutera, Inc.
American Dental Partners, Inc.	Aspect Medical Systems, Inc.
Vital Signs, Inc.	Natus Medical, Inc.
Bio-Reference Laboratories, Inc.	Cynosure, Inc.
Cantel Medical Corp.

Our management team and Compensation Committee may continue to refine this peer group.

Compensation Consultant. In August 2007, our Compensation Committee engaged Longnecker to provide advice regarding executive compensation programs and amounts. As part of this engagement, Longnecker provided market and other specific information on executive pay. In 2009, Longnecker performed a limited review of the proposed annual salary adjustments, annual cash incentive amounts and long-term incentive awards for executives and advised our Compensation Committee that the compensation is market competitive. Also in 2009, Longnecker was engaged to provide compensation benchmarking and analysis for certain mid-level executives. Longnecker has also been engaged to review the Compensation Discussion and Analysis disclosure in this proxy statement. We did not engage Longnecker to provide any other services in 2009.

Benchmarking. With Longnecker’s assistance, our Compensation Committee benchmarked the various elements of our executive compensation program in order to compare our compensation levels relative to the 50th percentile of the market and our competitors. In benchmarking compensation, with Longnecker’s assistance, our Compensation Committee used publicly available market surveys to match the roles of our executives with roles in the surveys and conducted an analysis of the compensation of our executives in comparison to the compensation of comparable executives in our peer group. The comparative compensation information and related benchmarking is an analytic tool used by the Compensation Committee as a point of market reference for measuring executive compensation. However, it is not the determinative factor for our executive compensation.

The Compensation Committee has discretion in determining the nature and extent of using the comparative compensation information.

Compensation Oversight

Our Compensation Committee performs at least annually a review of our executive officers’ compensation to determine whether the compensation is adequately tied to performance, whether the compensation provides adequate incentives and motivation to our executive officers, and whether the compensation adequately compensates our executive officers relative to comparable officers in other companies with which we compete for executives. In addition, on an annual basis, our Compensation Committee reviews and considers the individual performance of executives, the financial and operating performance of the divisions or departments managed by the executives, and our overall performance. Our Compensation Committee also considers whether compensation encourages excessive or unnecessary risk-taking by executives that could reasonably be expected to have a material adverse effect on us. Our Compensation Committee performs this annual review in either the fourth quarter of the year reviewed or in February of the year following the year reviewed. During the year, our Compensation Committee may consider compensation awards to executives for extraordinary performance or changes in responsibilities. For further discussion regarding the responsibilities and oversight of our Compensation Committee, see “Corporate Governance – Compensation Committee” below.

Our chief executive officer, other members of our management and outside advisors may be invited to attend all or a portion of a Compensation Committee meeting depending on the nature of the agenda items. Neither our chief executive officer nor any other member of management votes on items before the Compensation Committee; however, the chief executive officer makes recommendations to the Compensation Committee regarding executive compensation programs and amounts. In addition, our chief executive officer establishes annual cash incentive compensation for executives in a position of value preservation. Our Compensation Committee reviews this compensation program and the amounts paid thereunder. The Compensation Committee also works with our senior management to determine the agenda for each meeting.

Elements of Executive Compensation

Overview. We provide our named executive officers with a competitive compensation package that includes the following elements:

•	Annual base salaries;

•	Annual cash incentive compensation based on achievement of performance thresholds and discretionary cash bonuses;

•	Stock awards including stock options, time-vesting restricted stock awards, and performance-vesting restricted stock awards; and

•	Health and welfare benefits and a 401(k) plan.

We view these components of compensation as related but distinct. Although our Compensation Committee does review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. We determine the appropriate level for each compensation component based in part, but not exclusively, on closely relating compensation to our performance, the Compensation Committee’s judgment on maintaining compensation that is competitive in our industry, our view of internal equity and consistency, and other considerations we deem relevant, such as the achievement of individual and company performance objectives and rewarding extraordinary performance. Except as described below, our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. However, our Compensation Committee maintains a balance among elements of compensation that ties a significant portion of compensation to our performance, that attracts and retains executives, that remains competitive within the market, and that does not encourage unnecessary or excessive risk-taking by executives that could reasonably be expected to have a material adverse affect on us.

The below table shows the mix of compensation elements to the total compensation for the named executive officers:

Element	2008	2009

Base salary	21%	29%

Annual cash incentive	11%	14%

Long-term incentive	67%	46%

Other	1%	11%

Base Salaries. Base salaries for our executives are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. Generally, we believe that executive base salaries should be targeted near the median of the range of salaries for executives in similar positions with similar responsibilities at comparable companies, in line with our compensation philosophy. For each individual executive, our Compensation Committee also considers our needs for that executive’s skill set, the contribution that the executive has made or we believe will make, whether the executive officer’s skill set is easily transferable to other potential employers, the number of years of experience of the executive in serving in his or her office (whether with our company or another comparable-size company), internal pay equity and other factors. No specific formula is applied to determine the weight of each factor. Our Compensation Committee fixes executive base salaries at a level we believe enables us to hire and retain individuals in a competitive environment and to reward satisfactory individual performance and a satisfactory level of contribution to our overall business goals. Our Compensation Committee also takes into account the base compensation that is payable by companies that we believe to be our competitors and by other private and public companies with which we believe we generally compete for executives. To this end, we access a number of executive compensation surveys and other databases and review them when making crucial executive officer hiring decisions and annually when we review executive compensation. And, as discussed above, in 2007 our Compensation Committee engaged Longnecker to assist in benchmarking the various elements of our executive compensation program.

Clint B. Davis joined us in August 2009 as our General Counsel and Senior Vice President in connection with our acquisition of Endocare, Inc. (“Endocare”). His annual base salary of $245,000 is the same annual base salary he was being paid at Endocare prior to the acquisition. Laura A. Miller joined us in December 2009 as our President – Pathology Services Division. Her annual base salary was set at $240,000 for the remainder of 2009, with an increase to $270,000 starting on January 1, 2010.

Base salaries are reviewed annually, and adjusted from time to time based on increased responsibilities, realignment with market levels, cost-of-living adjustments, and other factors in addition to the factors described above. Except for Scott Herz, the base salaries of the named executive officers were not increased as part of this annual review because our Compensation Committee believes the base salaries are competitive with market levels. Mr. Herz’s base salary was increased from $195,000 to $215,000 effective on January 1, 2010 in order to make his base salary more market competitive and to maintain internal pay equity among executives.

The base salaries earned by our named executive officers in 2009 are set forth below in the Summary Compensation Table.

Annual Cash Incentive Compensation and Discretionary Cash Bonuses. We established an annual cash incentive compensation program in order to emphasize pay for performance. We believe this program helps focus our executive officers’ efforts in driving operating results that create shareholder value. Annual cash incentive compensation awards are based on the actual achievement of certain company and business division performance goals, including the achievement of certain thresholds of financial performance and certain business initiatives aimed at improving future earnings, which are determined prior to or shortly after the beginning of each year. The goals are communicated to our executive officers and are set so that the attainment of the targets is not assured and requires significant effort by our executives.

Our Compensation Committee selects specific performance measures such as earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA (adjusted for non-controlling interest), earnings per share, cash flow, stock price, revenues, pre-tax income, return on capital, and division performance to establish targeted levels of performance for purposes of assessing the amount of annual cash incentive compensation to be paid. When establishing our threshold performance incentive targets, the Compensation Committee reviews and discusses with both senior management and the full Board of Directors our business plan and its key underlying assumptions, expectations under then-existing and anticipated market conditions and the opportunity to generate shareholder value, and then establishes the performance thresholds and targets for the year.

For 2009, our Compensation Committee decided that annual cash incentive compensation for participating executives would be determined based on the following three factors – adjusted EBITDA (weighted 55%), consolidated revenues (excluding revenues from companies acquired during 2009) (weighted 15%), and a discretionary component (weighted 30%). Our Compensation Committee selected adjusted EBITDA and consolidated revenues as the sole performance measures and established a specific series of targets for purposes of determining the amount of annual cash incentive compensation attributable to such measures, thereby aligning the annual cash incentive compensation of executives to the creation of shareholder value. For 2009, our executives were entitled to receive annual cash incentive compensation equal to anywhere from zero to 120% of annual base salary in the case of the chief executive officer and zero to 80% in the case of other executives, based on the achievement of certain performance levels (representing 70% of the potential bonus) and our Compensation Committee’s discretionary assessment of individual performance (representing 30% of the potential bonus). The 2009 annual cash incentive compensation attributable to adjusted EBITDA would be equal to an executive’s current annual salary multiplied by a percentage determined based on our achievement of certain levels of adjusted EBITDA (as compared to an internal adjusted EBITDA baseline performance level), multiplied by 55%. If a minimum threshold level of adjusted EBITDA is not achieved (which such minimum is 90% of the adjusted EBITDA baseline performance level), no annual cash incentive compensation attributable to the 55% adjusted EBITDA component would be paid to the executive. The 2009 annual cash incentive compensation attributable to consolidated revenues would be equal to an executive’s current annual salary multiplied by a percentage determined based on our achievement of certain levels of consolidated revenues (as compared to an internal consolidated revenues baseline performance level), multiplied by 15%. If a minimum threshold level of consolidated revenues is not achieved (which such minimum is 90% of the consolidated revenues baseline performance level), no annual cash incentive compensation attributable to the 15% consolidated revenues component would be paid to the executive. If the target performance levels are achieved for the adjusted EBITDA and consolidated revenues performance measures (which such targets are 115% of the baseline performance levels for adjusted EBITDA and consolidated revenues), the executive would be entitled to receive 60% of his current base salary in the case of the chief executive officer and 40% in the case of other executives, multiplied by the respective component percentages. If the maximum performance levels are achieved for the adjusted EBITDA and consolidated revenues performance measures, (which such maximums are 140% of the baseline performance levels for adjusted EBITDA and consolidated revenues), the executive would be entitled to receive 120% of his current base salary in the case of the chief executive officer and 80% in the case of other executives, multiplied by the respective component percentages. Our Compensation Committee decided to add a discretionary component to the annual cash incentive compensation, weighted 30% of the total annual cash incentive compensation, to provide some added flexibility for our Compensation Committee to address performance circumstances not otherwise contemplated by the 2009 annual cash incentive program. Any executive may earn 2009 incentive compensation under one, two or all of the components, or may not earn any

2009 incentive compensation under the three components. In no event will (1) an executive’s total 2009 annual cash incentive compensation exceed 120% of the executive’s current base salary in the case of the CEO and 80% in the case of other executives and (2) the 2009 annual cash incentive compensation attributable to a particular component exceed 120% of the executive’s base salary multiplied by the percentage attributable to such component in the case of the CEO and 80% in the case of other executives. The following chart summarizes the 2009 annual incentive compensation program:

	Performance Metric	Minimum Threshold Achievement	% of Base Salary to be paid		Target Threshold Achievement	% of Base Salary to be paid(1)	Maximum Threshold Achievement	% of Base Salary to be paid(2)
CEO:	Adjusted EBITDA (55%)	90%	—	(3)	115%	33%	140%	66%
	Revenues (15%)	90%	—	(3)	115%	9%	140%	18%
	Discretionary (30%)	—	—	(4)	—	— (4)	—	— (4)
Other executives:	Adjusted EBITDA (55%)	90%	—	(3)	115%	22%	140%	44%
	Revenues (15%)	90%	—	(3)	115%	6%	140%	12%
	Discretionary (30%)	—	—	(4)	—	— (4)	—	— (4)

(1)	Percentage equals the percentage of current base salary for achieving the target performance level (60% for the CEO and 40% for other executives) multiplied by the performance metric percentage.
(2)	Percentage equals the percentage of current base salary for achieving the maximum performance level (120% for the CEO and 80% for other executives) multiplied by the performance metric percentage.
(3)	The percentage of base salary to be paid will be pro rated based on an executive’s achievement of a performance measure that falls somewhere between the minimum and maximum thresholds.
(4)	The 30% discretionary component percentage applies to the full bonus range. Thus, the discretionary award can range from zero to 36% of base salary for the CEO (30% multiplied by 120% of base salary) and zero to 24% of base salary for the other executives (30% multiplied by 80% of base salary).

Our Compensation Committee may exercise its discretion in revising the target levels of the performance measures during the year. In 2009, the target levels were not changed.

Messrs. Whittenburg and Herz received almost the entire discretionary bonus component for 2009 in light of, among other things, the successful completion of the Endocare acquisition, the near completion of the integration of Endocare’s operations by the end of 2009, the successful amendment, restatement and extension of our senior credit facility in late 2009 in a difficult credit market, the reduction of operating costs as a result of the elimination of certain mid-level executive positions and certain physician advisor roles, and the restructuring of prostate partnerships as a result of new Stark law regulatory requirements that went into effect on October 1, 2009.

Mr. Rusk did not participate in the above-described annual cash incentive program in 2009 because, at the time the Compensation Committee established the 2009 performance measures, Mr. Rusk still served as the Chief Financial Officer in an interim capacity and his responsibilities related more to value preservation rather than value creation. For 2009, Mr. Rusk’s annual incentive compensation was determined by our chief executive officer and reviewed by our Compensation Committee. For 2009, Mr. Rusk was entitled to receive annual cash incentive compensation equal to anywhere from zero to 45% of his annual base salary, based on the achievement of certain performance levels (representing 67% of the bonus potential), achievement of certain operational goals (representing 20% of the bonus potential), and our chief executive officer’s discretionary assessment of his performance (representing 13% of the bonus potential). The performance measures selected were adjusted EBITDA and consolidated revenues and the method of calculating the annual incentive compensation is similar to the above-described compensation program. The operational component was established to compensate Mr. Rusk for the achievement of specific pre-set goals designed to increase financial operating efficiencies. The achievement of some of these goals must be assessed based on the discretion of our chief executive officer, while the achievement of other goals may be objectively assessed. The discretionary component provides flexibility in assessing Mr. Rusk’s performance not otherwise addressed by his 2009 annual incentive program. In no event will Mr. Rusk’s total 2009 annual cash incentive compensation exceed 45% of his current base salary. The following chart summarizes Mr. Rusk’s 2009 annual incentive compensation program:

Performance Metric	Minimum Threshold Achievement	% of Base Salary to be paid		Target Threshold Achievement	% of Base Salary to be paid		Maximum Threshold Achievement	% of Base Salary to be paid
Adjusted EBITDA	90%	—	(1)	105%	9%		120%	18%
Revenues	90%	—	(1)	105%	6%		120%	12%
Operational	—	—	(2)	—	—	(2)	—	—	(2)
Discretionary	—	—	(3)	—	—	(3)	—	—	(3)

(1)	The percentage of base salary to be paid will be pro rated based on Mr. Rusk’s achievement of a performance measure that falls somewhere between the minimum and maximum thresholds.
(2)	The operational incentive compensation can range from zero to 9% of base salary.
(3)	The discretionary incentive compensation can range from zero to 6% of base salary.

Mr. Rusk received the entire discretionary bonus component plus an additional discretionary bonus for 2009 in light of, among other things, the successful completion of the Endocare acquisition, the near completion of the integration of Endocare’s operations by the end of 2009, the successful amendment, restatement and extension of our senior credit facility in late 2009 in a difficult credit market, the reduction of operating costs as a result of the elimination of certain mid-level executive positions and certain physician advisor roles, the restructuring of prostate partnerships as a result of new Stark law regulatory requirements that went into effect on October 1, 2009 and his appointment as CFO in 2009 (i.e., no longer serving in an “interim” capacity) and his individual performance in a role with greater value creation responsibilities.

Mr. Davis was appointed as Senior Vice President and General Counsel in August 2009. As a result, Mr. Davis did not participate in the 2009 cash incentive program. Instead, our Compensation Committee determined Mr. Davis’ 2009 bonus in its discretion based on Mr. Davis’ individual performance.

Ms. Miller was appointed as our President – Pathology Services Division in December 2009. Our Compensation Committee determined Ms. Miller’s 2009 bonus in its discretion based on Ms. Miller’s performance in 2009, both as an executive and as a consultant to our lab operations in 2009 prior to her joining us as an executive.

The 2009 annual cash incentive compensation earned by our named executive officers in 2009 is set forth below in our Summary Compensation Table.

For 2010, our Compensation Committee decided that annual cash incentive compensation for participating executives would be determined based on the following three factors – earnings per share growth (weighted 70% of non-discretionary incentive compensation, or 49% of total incentive compensation), cash flow growth (weighted 30% of non-discretionary incentive compensation, or 21% of total incentive compensation) and a discretionary component (weighted 30%). In calculating earnings per share, non-recurring merger and acquisition transaction costs (such as banking, legal and related fees) will be deducted ratably over a five-year period beginning in the year the transaction closes and non-cash, non-recurring charges (such as asset impairments, asset write-ups, etc.) will be excluded. For purposes of determining 2010 annual incentive compensation, cash flow is calculated as our cash flow from operations less distributions paid to non-controlling interests in our partnerships, less capital expenditures made at the corporate level, less our share of capital expenditures made at the partnership level. Non-recurring merger and acquisition transaction costs (such as banking, legal and related fees) will be deducted ratably over a five-year period beginning in the year the transaction closes.

Our Compensation Committee selected earnings per share and cash flow as the performance measures for 2010 because (1) the company intends to publicly emphasize these metrics rather than the adjusted EBITDA metric because they are more easily understood by the marketplace, (2) these metrics take into account the cost of capital and will be important in assessing management’s success in integrating recent acquisitions such as Endocare, and (3) these items are important in creating shareholder value. In addition, our Compensation

Committee has selected the actual 2009 earnings per share and cash flow amounts as the baseline performance levels against which the 2010 performance measures will be measured for purposes of determining the annual incentive amounts because our Compensation Committee would like an increased focus on year-over-year performance improvement by the company.

For 2010, our executives will be entitled to receive annual cash incentive compensation equal to anywhere from zero to 200% of annual base salary in the case of the chief executive officer and zero to 150% of annual base salary in the case of other executives, based on the achievement of performance levels (representing 70% of the potential bonus) and our Compensation Committee’s discretionary assessment of performance (representing 30% of the potential bonus). The following chart summarizes the 2010 annual incentive compensation program:

	Performance Metric	Minimum Growth Achievement (1)	% of Base Salary to be paid		Maximum Growth Achievement(2)	% of Base Salary to be paid(3)
CEO:	Earnings per share (49%)	—	—	(4)	100%	98%
	Cash flow (21%)	—	—	(4)	70%	42%
	Discretionary (30%)	—	—	(5)	—	— (5)
Other executives:	Earnings per share (49%)	—	—	(4)	100%	73.5%
	Cash flow (21%)	—	—	(4)	70%	31.5%
	Discretionary (30%)	—	—	(5)	—	— (5)

(1)	The actual 2009 earnings per share and cash flow amounts must be achieved in 2010 before any 2010 incentive bonus would be paid.
(2)	The maximum growth thresholds reflect 100% growth in earnings per share for 2010 as compared to actual 2009 earnings per share and 70% growth in cash flow for 2010 as compared to actual 2009 cash flow.
(3)	Percentage equals the percentage of current base salary for achieving the maximum performance level (200% for the CEO and 150% for other executives) multiplied by the performance metric percentage.
(4)	The percentage of base salary to be paid will be pro rated based on an executive’s achievement of a performance measure that falls somewhere between the minimum and maximum thresholds.
(5)	The 30% discretionary component percentage applies to the full bonus range. Thus, the discretionary award can range from zero to 60% of base salary for the CEO (30% multiplied by 200% of base salary) and zero to 45% of base salary for the other executives (30% multiplied by 150% of base salary).

If there is a restatement of our 2010 financial statements that would result in a lower 2010 annual incentive compensation (as compared to the 2010 annual incentive compensation paid based on the original 2010 financial statements), then the executives would repay the difference back to us.

Our Compensation Committee may exercise its discretion in revising the target levels of the performance measures during the year.

Mr. Rusk was appointed as CFO in November 2009 (i.e., starting in November 2009, Mr. Rusk was no longer serving as CFO in an “interim” capacity). As a result, Mr. Rusk will participate in the annual cash incentive program in 2010.

Ms. Miller will not participate in the annual cash incentive program for 2010. Ms. Miller’s 2010 annual cash incentive will be determined based on the performance of our lab operations, including the revenues and EBITDA associated with our lab operations, the achievement of certain operational objectives for our lab operations, and Ms. Miller’s individual performance.

Our Compensation Committee may also exercise discretion to pay cash bonuses as a result of extraordinary performance. In 2009, we did not pay any discretionary extraordinary performance bonuses.

Long-Term Incentives. We believe our executives should have an ongoing stake in our success. We also believe that our executives should have a portion of their total compensation tied to stock price performance because stock-related compensation is directly tied to shareholder value. Historically, our long-term incentives were in the form of stock options. However, our Compensation Committee has determined to grant restricted stock awards as well, based on input from Longnecker in 2007 regarding market practices.

Our Board of Directors reviews and approves equity awards to executive officers based upon our Compensation Committee’s assessment of individual performance, a review of each executive’s existing long-term incentives, and retention considerations. Our Board of Directors has historically granted equity awards to executives in either the fourth quarter or the first quarter of each year in connection with our Compensation Committee’s annual performance reviews of the executives. From time to time, we may grant equity awards to our executive officers outside the annual award process, such as in connection with an increase in responsibilities, the hiring of a new executive, for retention purposes, or to reward exemplary performance.

In connection with his joining HealthTronics, our Board granted Mr. Davis a restricted stock award of $250,000 of restricted stock. Our Board granted this award to Mr. Davis to help ensure he had long-term incentives tied to shareholder value consistent with other executives. The dollar amount was selected to help maintain internal pay equity as relates to long-term incentive awards among the executives. The number of shares of restricted stock granted equaled the dollar amount divided by the closing price per share of our common stock on the date of grant. Thus, Mr. Davis received a grant of 107,758 restricted shares. This restricted stock award vests as follows: (1) 37,715 shares vest one-fourth on each of the first four anniversaries of the date of grant, provided that vesting of such shares will be accelerated based on the achievement of the performance targets described below within the first two years of the date of grant (in order starting with the first one-fourth unvested tranche next scheduled to vest) and (2) 70,043 shares vest based on (a) the achievement of the following performance targets and (b) Mr. Davis not having voluntarily terminated his employment with us prior to the second anniversary of the date of grant:

20-day average closing price per share of our common stock on any trading day after the grant date as a % of the closing price of our common stock on the grant date	Percentage of shares of restricted stock that vests
115%	25%
130%	50%
145%	75%
160%	100%

In November 2009, our Compensation Committee and our Board of Directors approved grants of stock options and restricted stock awards to James Whittenburg, Mr. Rusk, Mr. Davis, Mr. Herz, and Ms. Miller. Messrs. Whittenburg, Rusk, and Herz were granted stock options to acquire 175,000, 137,500, and 137,500 shares, respectively, at an exercise price equal to the closing price per share on the date of grant ($2.44). The stock options vest one-fourth on each of the first four anniversaries of the date of grant. Mr. Davis was granted a restricted stock award of 125,000 shares. Mr. Davis’ restricted stock award vests as follows: (1) 43,750 shares vest one-fourth on each of the first four anniversaries of the date of grant, provided that vesting of such shares will be accelerated based on the achievement of the performance targets described below within the first two years of the date of grant (in order starting with the first one-fourth unvested tranche next scheduled to vest) and (2) 81,250 shares vest based on (a) the achievement of the following performance targets and (b) Mr. Davis not having voluntarily terminated his employment with us prior to the second anniversary of the date of grant:

20-day average closing price per share of our common stock on any trading day after the grant date as a % of the closing price of our common stock on the grant date	Percentage of shares of restricted stock that vests
115%	25%
130%	50%
145%	75%
160%	100%

Ms. Miller was granted a restricted stock award of 50,000 shares. This award vests one-fourth on each of the first four anniversaries of the date of grant.

Our Compensation Committee granted stock options rather than restricted stock awards to Messrs. Whittenburg, Rusk, and Herz because, after a strong emphasis on long-term incentives in 2008, our Compensation Committee decided to balance the emphasis between annual incentives and long-term incentives to encourage management to focus on successfully integrating our recent acquisitions and improving financial performance year-over-year in addition to focusing on long-term value creation. Our Compensation Committee previously decided to add an additional vesting requirement to restricted stock awards that the executive not have voluntarily terminated his employment with us for two years after the grant date in order to help ensure that the executive focuses on long-term shareholder value creation and not take unnecessary and excessive risks.

The November 2009 grants were made as part of our annual equity award grants and were made to better align the interests of the executives with the interests of our stockholders and to remain competitive with market practices, support executive recruitment and retention, and maintain internal pay equity among executives. The amounts of shares awarded were determined based on our Compensation Committee’s view of market practices, our Compensation Committee’s view of internal pay equity and consistency, the relative importance of the contributions executives are expected to make in achieving growth objectives, and the judgment of our Compensation Committee.

To the extent granted, stock options are generally granted at a price equal to the closing price per share of our common stock, as reported on the Nasdaq Global Select Market, on the date of grant. Options grants generally have a term of 10 years and vest 25% on each of the first four anniversaries of the grant date.

We do not time equity grants in coordination with the release of material non-public information.

Other Executive Benefits and Perquisites

Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance and our 401(k) plan, in each case on the same basis as other employees. There are no retirement benefits other than as provided with our 401(k) plan. Under our 401(k) plan, there is a company match in cash equal to 50% of an employee’s contributions up to 6% of the employee’s total compensation. Thus, the maximum company match would equal 3% of an employee’s compensation, subject to IRS limits on company matches for employees who are considered highly compensated. This company match is made on the same basis for all full-time employees.

No perquisites are currently being paid to our executive officers. We do not view perquisites as a significant element of our comprehensive compensation structure but do believe that they can be used in conjunction with base salary to attract, motivate and retain individuals in a competitive environment.

In connection with his joining HealthTronics, we agreed to pay a relocation allowance to Mr. Davis. We agreed to reimburse Mr. Davis for reasonable actual expenses incurred in connection with his relocation to Austin, Texas; but we did not agree to reimburse him for any commission paid related to purchasing a home or any temporary housing costs. We also agreed to reimburse Mr. Davis for sales commission incurred in selling his home in California in an amount up to 5% of the selling price, but subject to a cap of $50,000.

Stock Ownership Guidelines

We have no minimum stock ownership guidelines that apply to our executives. However, we do encourage stock ownership through our equity awards.

Employment Agreements

We have entered into employment agreements with our senior executives, and the employment agreements contain severance and change of control provisions. We believe these agreements help us to attract and retain qualified executives. The employment agreements and the severance and change in control provisions for the executive officers are summarized under “Employment Agreements” and “Severance and Change of Control Benefits” below, along with a quantification of the severance and change of control benefits.

Impact of Accounting and Regulatory Requirements on Compensation

We account for equity compensation paid to our employees under FASB ASC Topic 718, which requires us to estimate and record an expense over the service period of the award. Any gain recognized by optionees from nonqualified stock options should be deductible by us, while any gain recognized by optionees from incentive stock options will not be deductible by us if there is no disqualifying disposition by the optionee. Unless the executive makes an 83(b) election (in which case the value of the entire restricted stock award would be tax deductible by us at such time), the restricted stock award will become tax deductible as and to the extent the restricted stock award vests. We account for cash compensation as an expense at the time the obligation is accrued. This expense will also be tax deductible by us.

Section 162(m) of the Internal Revenue Code limits the tax deductibility by a publicly-held corporation of compensation in excess of $1 million paid to the chief executive officer or any other of its four most highly compensated executive officers, unless that compensation is “performance-based compensation” as defined by the Internal Revenue Code. The Compensation Committee considers deductibility under Section 162(m) with respect to compensation arrangements with executive officers. However, our Compensation Committee and Board of Directors believe that it is in our best interest that the Compensation Committee retain its flexibility and discretion to make compensation awards, whether or not deductible, in order to foster achievement of performance goals established by the Compensation Committee as well as other corporate goals that the Compensation Committee deems important to our success, such as encouraging employee retention and rewarding achievement.

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, creating Section 409A of the Internal Revenue Code and changing the tax rules applicable to nonqualified deferred compensation arrangements. The Compensation Committee considers the application of Section 409A with respect to compensation arrangements with executive officers.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management of the Company and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:	Timothy J. Lindgren, Chairman R. Steven Hicks Donny R. Jackson

Executive Compensation Tables

Summary Compensation Table

The following table provides information concerning aggregate compensation for our Chief Executive Officer, Chief Financial Officer and each of our other most highly compensated executive officers who earned in excess of $100,000 in aggregate compensation (excluding changes in pension values and non-qualified deferred compensation earnings) during 2009, who we will refer to as our named executive officers.

In 2009 “salary” accounted for approximately 29% of the total compensation of the named executive officers, annual cash incentive compensation accounted for 14% of the total compensation of the named executive officers, long-term equity incentive compensation accounted for approximately 46% of the total compensation of the named executive officers, and other compensation accounted for approximately 11% of the total compensation of the named executive officers.

Name and Principal Position (a)	Year (b)	Salary ($) (c)		Bonus ($) (d)		Stock Awards ($) (1) (e)		Option Awards ($) (2) (f)	Non-Equity Incentive Plan Compensation ($) (g)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)			Total ($) (j)
James S.B. Whittenburg, President and Chief Executive Officer	2009 2008 2007	$ $ $	390,000 390,000 337,198	$ $	121,641 127,048 —	$ $	— 1,929,804 641,250	$252,876 — —	$ $ $	53,359 122,952 405,000	— — —	$ $ $	7,350 6,900 6,750	(3) (3) (3)	$ $ $	825,226 2,576,704 1,390,198

Richard A. Rusk, Chief Financial Officer, Vice President, Controller, and Treasurer	2009 2008 2007	$ $ $	218,400 218,400 218,400	$ $	73,104 32,760 —	$ $	113,600 50,100 —	$198,689 — —	$ $ $	16,896 38,552 199,000	— — —	$ $ $	7,350 7,585 6,750	(3) (4) (3)	$ $ $	628,039 347,397 424,150

Clint B. Davis, Senior Vice President, General Counsel and Secretary(5)	2009		$102,086		$98,000		$536,388	—		—	—		$5,015	(6)		$741,489

Scott A. Herz, Vice President – Corporate Development	2009		$195,000		$41,235		—	$198,689		$18,765	—		$7,350	(3)		$461,039

Laura A. Miller, President – Pathology Services Division(7)	2009		$7,233		—		$122,000	—		—	—		$326,375	(8)		$455,608

(1)	The amounts in column (e) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of restricted stock awards granted pursuant to our 2004 equity incentive plan in the applicable year. Assumptions used in the calculation of the amounts are included in footnote I to our audited financial statements included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, or the SEC, on March 8, 2010. The grant date fair values of restricted stock awards subject to performance conditions are calculated based on the probable outcomes of such conditions. For further detail regarding restricted stock awards granted in 2009, see the “Grants of Plan-Based Awards” table below. For the value of restricted stock awards vested during 2009, see the “2009 Option Exercises and Stock Vested” table below.
(2)	The amounts in column (f) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of stock options granted pursuant to our 2004 equity incentive plan in 2009. Assumptions used in the calculation of the amounts are included in footnote I to our audited financial statements included in our Annual Report on Form 10-K filed with the SEC on March 8, 2010.
(3)	Represents our company matching contribution under our 401(k) plan.
(4)	This amount represents our company matching contribution under our 401(k) plan of $6,900 and the pay-out of $685 from our deferred compensation plan that was terminated in February 2007.

(5)	Mr. Davis joined us on July 30, 2009 in connection with our acquisition of Endocare.
(6)	This amount represents payment of Mr. Davis’ relocation allowance ($3,739) and our company matching contribution under our 401(k) plan ($1,276).
(7)	Ms. Miller joined us on December 21, 2009 as President – Pathology Services Division. Prior to such date, Ms. Miller provided consulting services to us related to our lab operations.
(8)	This amount represents compensation for consulting services rendered to us during 2009.

Employment Agreements

Mr. Whittenburg

We have entered into an employment agreement with Mr. Whittenburg. This agreement provides for the payment of a base salary and other customary benefits. Mr. Whittenburg’s agreement terminates November 5, 2012, and is subject to automatic renewal at the end of such term for successive one-year terms unless earlier terminated as provided in the agreement. The agreement entitles Mr. Whittenburg to receive severance payments, generally equal to two times his annual cash compensation, and provides that all of Mr. Whittenburg’s stock options and restricted stock awards will automatically fully vest, if we terminate his employment without cause (as defined in the agreement) or he terminates for good reason (as defined in the agreement). The agreement also gives Mr. Whittenburg the right to terminate employment and receive such severance payments and benefits in the event of a direct or indirect change of control as a result of change in ownership of us or certain changes in the members of our Board of Directors. For more information regarding these severance and change of control benefits, see discussion under “ – Severance and Change of Control Benefits” below. Under the terms of the agreement, the amount of these benefits would be reduced to the extent necessary so that the aggregate amount of the benefits would not be subject to excise tax under Sections 280G and 4999 of the Internal Revenue Code.

Mr. Whittenburg’s employment agreement provides that he is subject to a nonsolicitation obligation, which would not expire until the second anniversary of the termination of his employment (unless he is terminated without cause or terminates for good reason). This nonsolicitation obligation is designed to help preserve our customer and employee relationships after the departure of the executive.

In November 2009, we amended Mr. Whittenburg’s employment agreement to extend the term of the agreement from August 10, 2010 to November 5, 2012, and further strengthen the severance provisions’ compliance with Section 409A of the Internal Revenue Code.

Other Executives

We have entered into an employment agreement with each of Mr. Rusk, Mr. Davis, Mr. Herz, and Ms. Miller. These agreements provide for the payment of a base salary and other customary benefits to each of the executives. The agreements terminate on the following dates: Mr. Rusk – November 30, 2011; Mr. Davis – February 6, 2011; Mr. Herz – November 23, 2011; and Ms. Miller – December 21, 2011. Each agreement is subject to automatic renewal at the end of such term for successive one-year terms unless earlier terminated as provided in the agreement. If we terminate the executive’s employment agreement without cause (as defined in the agreement) or the executive terminates for good reason (as defined in the agreement), then the executive would be entitled to severance generally equal to the following amounts: Mr. Rusk – his annual base salary, plus cash bonuses paid during the 12 months preceding the date of termination; Mr. Davis – his annual base salary, plus cash bonuses paid during the 12 months preceding the date of termination; Mr. Herz – his annual base salary, plus cash bonuses paid during the 12 months preceding the date of termination; and Ms. Miller – her annual base salary, plus cash bonuses paid during the 12 months preceding the date of termination plus, if the date of such termination is on or before March 15, 2011, $80,000. The agreements also give the executives the right to terminate employment and receive such severance payments in the event of a direct or indirect change of control as a result of change in ownership of us or certain changes in the members of our Board of Directors. For more information regarding these severance and change of control benefits, see discussion under “ – Severance and Change of Control Benefits” below. Mr. Davis’ severance payment would be made on the first day of the seventh month following the effective date of such termination. Under the terms of the executives’ employment agreements, the amount of the severance benefits would be reduced to the extent necessary so that the aggregate amount of the benefits would not be subject to excise tax under Section 280G and 4999 of the Internal Revenue Code.

The employment agreements provide that the executives are subject to noncompetition and nonsolicitation obligations, which would not expire until the second anniversary of the termination of employment (except that the nonsolicitation obligation would not survive if the executive is terminated without cause or terminated for good reason). These noncompetition and nonsolicitation obligations are designed to help preserve our business and customer and employee relationships after the departure of the executive.

Mr. Davis’ employment agreement also provides that he is entitled to a relocation allowance. We agreed to reimburse Mr. Davis for reasonable actual expenses incurred in connection with his relocation to Austin, Texas; but we did not agree to reimburse him for any commission paid related to purchasing a home or any temporary housing costs. We also agreed to reimburse Mr. Davis for sales commission incurred in selling his home in California in an amount up to 5% of the selling price, but subject to a cap of $50,000.

Ms. Miller’s employment agreement also provides that if we request that she assume a position with responsibilities greater than the responsibilities associated with her current position as President – Pathology Services Division, then she is required to relocate to either the Dallas, Texas or Austin, Texas metropolitan area within 180 days after such request. If she fails to do so, then the employment agreement will terminate on the 60th day following the earlier of (i) the end of such 180-day period and (ii) the date she communicates to us that she will not relocate by the end of such period. Such a termination would not be considered a termination without cause or termination for good reason.

Grants of Plan-Based Awards

The following table provides information related to equity awards and non-equity incentive plan awards granted to our named executive officers during 2009.

Name (a)	Grant Date (b)	Approval Date (c)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards								Estimated Future Payouts Under Equity Incentive Plan Awards					All Other Stock Awards: Number of Shares of Stock or Units (#) (j)		All Other Option Awards: Number of Securities Underlying Options (#) (k)		Exercise or Base Price of Option Awards ($/Sh) (l)		Grant Date Fair Value of Stock and Options Award (m)
			Threshold ($) (d)		Target ($) (e)			Maximum ($) (f)			Threshold (#) (g)		Target (#) (h)	Maximum (#) (i)
James S.B. Whittenburg (1)	11/5/09	—	—			—			—		—		—	—		—		175,000	(2)		$2.44		$252,876
Richard A. Rusk	3/13/09 11/5/09 N/A	— — —	— — —	(4)	$	— — 32,760	(4)	$	— — 65,520	(4)	— — —		— — —	— — —		80,000 — —	(3)	— 137,500 —	(2)	$	— 2.44 —	$ $	113,600 198,689 —
Clint B. Davis	8/6/09 8/6/09 11/5/09 11/5/09	— — — —	— — — —			— — — —			— — — —		17,510 — 20,312 —	(5) (5)	— — — —	70,043 — 81,250 —	(5) (5)	— 37,715 — 43,750	(5) (5)	— — — —			— — — —	$ $ $ $	150,592 87,499 191,547 106,750
Scott A. Herz (1)	11/5/09	—	—			—			—		—		—	—		—		137,500	(2)		$2.44		$198,689
Laura A. Miller	11/5/09	—	—			—			—		—		—	—		50,000	(3)	—			—		$122,000

(1)	The grant of the executive’s non-equity incentive plan award that was earned in 2009 was made in November 2008. Thus, such award is not reflected in this table. For a description of the terms of such award, see “Executive Compensation – Compensation Discussion and Analysis – Elements of Executive Compensation – Annual Cash Incentive Compensation and Discretionary Cash Bonuses”.
(2)	This stock option vests one-fourth on each of the first four anniversaries of the date of grant.
(3)	This restricted stock award vests one-fourth on each of the first four anniversaries of the date of grant.

(4)	The amount shown in column (d) reflects the minimum estimated future payout level for 2009, which is zero if the minimum performance level is achieved. If the minimum performance threshold level is exceeded, then Mr. Rusk’s payout increases on a pro rata basis as the minimum levels are exceeded. The amount shown in column (e) reflects the target estimated future payout level for 2009, which is 15% of Mr. Rusk’s base salary if the performance target level is achieved. The amount shown in column (f) reflects the maximum estimated future payout level, which is 30% of Mr. Rusk’s base salary if the maximum performance threshold level is achieved. For further discussion, see “– Compensation Discussion and Analysis – Elements of Executive Compensation – Annual Cash Incentive Compensation and Discretionary Cash Bonuses.”
(5)	For a description of the vesting terms of this award, see “Executive Compensation – Compensation Discussion and Analysis – Elements of Executive Compensation – Long-Term Incentives.”

Outstanding Equity Awards at December 31, 2009

The following table provides information regarding each unexercised stock option and unvested restricted stock award held by each of our named executive officers as of December 31, 2009.

	Option Awards							Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)		Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)			Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
James S.B. Whittenburg	19,000 20,000 50,000 75,000 — — — — — —	— — — 25,000 175,000 — — — — —	(1) (2)	— — — — — — — — — —	$ $ $ $ $	5.39 9.55 7.65 7.21 2.44 — — — — —	2/19/14 2/23/15 12/30/15 6/8/16 11/5/19 — — — — —	— — — — — 67,500 58,725 — 131,910 81,658	(3) (5) (7) (8)	$ $ $ $	— — — — — 178,200 155,034 — 348,242 215,577	(4) (4) (4) (4)	— — — — — — — 145,414 — 244,975	(6) (9)	$ $	— — — — — — — 383,893 — 646,734	(4) (4)
Richard A. Rusk	6,000 15,000 30,000 — — —	— — 10,000 137,500 — —	(10) (2)	— — — — — —	$ $ $ $	7.79 9.55 6.52 2.44 — —	2/26/13 2/23/15 9/18/16 11/5/19 — —	— — — — 11,250 80,000	(11) (12)	$ $	— — — — 29,700 211,200	(4) (4)	— — — — — —			— — — — — —
Clint B. Davis	— — — —	— — — —		— — — —		— — — —	— — — —	37,715 — 43,750 —	(13) (15)	$ $	99,567 — 115,500 —	(4) (4)	— 70,043 — 81,250	(14) (14)	$ $	— 184,913 — 214,500	(4) (4)
Scott A. Herz	11,250 — — — — —	3,750 137,500 — — — —	(16) (2)	— — — — — —	$ $	6.70 2.44 — — — —	12/5/16 11/5/19 — — — —	— — 21,470 — 51,545 31,908	(17) (19) (8)	$ $ $	— — 56,680 — 136,078 84,237	(4) (4) (4)	— — — 39,870 — 95,725	(18) (9)	$ $	— — — 105,257 — 252,714	(4) (4)
Laura A. Miller	—	—		—		—	—	50,000	(20)		$132,000	(4)	—			—

(1)	The remaining 25,000 shares vest on June 8, 2010.

(2)	This stock option vests one — fourth on each of November 5, 2010, 2011, 2012 and 2013.
(3)	The remaining 67,500 shares of this restricted stock award vest 33,750 shares on each of October 26, 2010 and 2011.
(4)	Market value based on number of shares multiplied by $2.64, which was the closing price per share of our common stock as reported on the Nasdaq Global Select Market on December 31, 2009.
(5)	This restricted stock award vests 19,575 shares on each of January 4, 2010, 2011, and 2012, and vesting may be accelerated based on achieving the performance goals described in footnote (6).
(6)	Represents the total number of shares underlying the restricted stock award. This award vests based on the achievement of the following performance targets:

Closing price per share of our common stock on any trading day after the grant date as a % of the closing price of our common stock on the grant date	Percentage of shares of restricted stock that vests
115%	25%
130%	50%
145%	75%
160%	100%

(7)	This restricted stock award vests 43,970 shares on each of November 6, 2010, 2011, and 2012, and vesting may be accelerated based on achieving the performance goals described in footnote (9).
(8)	The first 25% performance-vesting requirement has been met with respect to these shares, but the additional vesting requirement that the executive not have voluntarily terminated his employment within two years of the grant date has not yet been met with respect to the shares. See footnote (9) below for further discussion.
(9)	Represents the remaining number of shares underlying the restricted stock award that are still subject to both the performance-vesting requirements and the time-vesting requirement. The restricted stock award vests based on (a) the achievement of the following performance targets and (b) the award holder not having voluntarily terminated his employment with us prior to the second anniversary of the date of grant:

20-day average closing price per share of our common stock on any trading day after the grant date as a % of the closing price of our common stock on the grant date	Percentage of shares of restricted stock that vests
115%	25%
130%	50%
145%	75%
160%	100%

The first 25% performance-vesting requirement of the restricted stock award has been met but not the time-vesting requirement. See footnote (8) above for a discussion of the portion that has met the performance-vesting requirement.

(10)	The remaining 10,000 shares vest on September 18, 2010.
(11)	This restricted stock award vests one-fourth (3,750 shares) on each of March 10, 2010, 2011 and 2012.
(12)	This restricted stock award vests one-fourth on each of March 13, 2010, 2011, 2012, and 2013.
(13)	This restricted stock award vests one-fourth on each of August 6, 2010, 2011, 2012, and 2013, and vesting may be accelerated based on achieving the performance goals described in footnote (14). For further description of this restricted stock award, see “Executive Compensation – Compensation Discussion and Analysis – Elements of Executive Compensation – Long-Term Incentives” and the Grants of Plan-Based Awards table above.

(14)	Represents the total number of shares underlying the restricted stock award. This award vests based on (a) the achievement of the following performance targets and (b) the award holder not having voluntarily terminated his employment with us prior to the second anniversary of the date of grant:

20-day average closing price per share of our common stock on any trading day after the grant date as a % of the closing price of our common stock on the grant date	Percentage of shares of restricted stock that vests
115%	25%
130%	50%
145%	75%
160%	100%
(15)	This restricted stock award vests one-fourth on each of November 5, 2010, 2011, 2012, and 2013, and vesting may be accelerated based on achieving the performance goals described in footnote (14). For further description of this restricted stock award, see “Executive Compensation – Compensation Discussion and Analysis – Elements of Executive Compensation – Long-Term Incentives” and the Grants of Plan-Based Awards table above.
(16)	The remaining 3,750 shares vest on December 5, 2010.
(17)	This restricted stock award vests 10,735 shares on March 10, 2011 and 2012, and vesting may be accelerated based on achieving the performance goals described in footnote (6).
(18)	Represents the remaining number of shares underlying the restricted stock award that are still subject to the performance-vesting requirement. The restricted stock award vests based on achieving the performance goals described in footnote (6). The first two 25% performance-vesting requirements have been met.
(19)	This restricted stock award vests 17,182, 17,181 and 17,182 shares on November 6, 2010, 2011 and 2012, respectively, and vesting may be accelerated based on achieving the performance goals described in footnote (9).
(20)	This restricted stock award vests one-fourth on each of November 5, 2010, 2011, 2012, and 2013.

2009 Option Exercises and Stock Vested

The following table provides information regarding exercises of stock options and vesting of restricted stock awards held by our named executive officers during 2009.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)(1)
James S.B. Whittenburg	—	—	97,295	$229,726
Richard A. Rusk	—	—	3,750	$5,550
Clint B. Davis	—	—	—	—
Scott A. Herz	—	—	27,916	$57,810
Laura A. Miller	—	—	—	—

(1)	Amount represents the aggregate values of restricted stock vested in 2009, which values are determined by multiplying the number of shares vested by the closing price per share of our common stock on the vesting date (or the next trading day if the vesting date was on a weekend or a holiday).

Severance and Change of Control Benefits

The following sets forth potential payments payable to our named executive officers upon termination of employment under their current employment agreements. Our Compensation Committee periodically reviews the need for these benefits, especially when considering the employment agreement of a new executive or the amendment to the employment agreement of an existing executive. The Compensation Committee may in its discretion revise, amend or add to the benefits if it deems advisable (subject to the agreement of the applicable named executive officer).

Mr. Whittenburg

We may terminate Mr. Whittenburg’s employment agreement if (“Cause”):

•	in connection with our business, Mr. Whittenburg is convicted of an offense constituting a felony or involving moral turpitude; or

•

in a material and substantial way, Mr. Whittenburg (a) (1) violates a written policy of ours, (2) violates any provision of his employment agreement, (3) fails to follow reasonable written instructions or directions from our Board of Directors, or (4) fails to use good-faith efforts to perform the services required under his employment agreement and (b) fails to materially cure the violation or failure within 15 days after receiving written notice thereof from our Board of Directors.

In addition, we may terminate Mr. Whittenburg’s employment agreement without Cause. Mr. Whittenburg’s employment agreement will automatically terminate on his death or permanent disability.

Mr. Whittenburg may terminate his employment agreement if (“Good Reason”):

•	his base salary is materially diminished;

•	we require him to move to any location further than 30 miles from our current principal executive offices;

•	our Board of Directors materially and unreasonably interferes with his ability to fulfill his job duties; or

•	he is reassigned to a position with materially diminished responsibilities or his job responsibilities are otherwise materially narrowed or diminished.

In addition, Mr. Whittenburg may terminate his employment agreement for any reason within two months following any “change of control” in us; provided that notice of termination cannot be given before consummation of the change of control and must be given within 30 days following consummation of the change of control.

The employment agreement defines a “change of control” as the occurrence of one of the following: (i) any person, entity or “group” (as defined under applicable federal securities laws) becomes the beneficial owner of more than 50% of the combined voting power of our then outstanding voting securities, but only if such event results in a change in our Board composition such that the directors immediately preceding the event do not comprise a majority of our Board following the event; (ii) a merger, reorganization or consolidation where our shareholders immediately before the event do not, immediately after the event, own more than 50% of the combined voting power of the surviving entity’s then outstanding voting securities, but only if such event results in a change in our Board composition such that the directors immediately preceding the event do not comprise a majority of our Board following the event; (iii) the sale of all or substantially all of our assets to an entity in which we or our shareholders existing immediately before such event beneficially own less than 50% of the combined voting power of such acquiring entity’s then outstanding voting securities, but only if such event results in a change in our Board composition such that the directors immediately preceding the event do not comprise a majority of the board of directors of the surviving entity following such event; or (iv) any change in the identity of directors constituting a majority of our Board within a 24 month period unless the change was approved by a majority of incumbent directors.

Mr. Whittenburg may also terminate his employment without Good Reason.

If Mr. Whittenburg’s employment agreement is terminated by us without Cause or by Mr. Whittenburg for Good Reason or in connection with a change of control, Mr. Whittenburg is entitled to receive (less applicable withholding taxes):

•	his then current base salary through the effective date of termination;

•	a payment equal to (a) 200% of his then current annualized base salary plus (b) the sum of the cash bonuses paid during the preceding two years; and

•

all outstanding unvested stock options and restricted stock awards then held by Mr. Whittenburg would fully vest, and all stock options would remain exercisable until the earlier of the end of the option term or the first anniversary of the date of termination.

In addition, Mr. Whittenburg would be released from his nonsolicitation obligations under his employment agreement. As a condition to receiving any of those payments, Mr. Whittenburg must execute a full release and waiver of all claims against us (excluding claims for amounts due under his employment agreement and existing indemnification obligations).

If Mr. Whittenburg’s employment agreement is terminated by him without Good Reason and not in connection with a change of control, by us for Cause, or by his death or permanent disability, then he (or his representative) would be entitled to receive (less applicable withholdings) his then current base salary through the effective date of termination.

Assuming Mr. Whittenburg’s employment was terminated under the above circumstances on December 31, 2009, the estimated value of such payments and benefits would be as follows:

	Cash Severance	Value of Accelerated Equity Awards		Total
Without Cause, for Good Reason or Change of Control	$1,435,000	$1,962,680	(1)	$3,397,680
Without Good Reason, death or permanent disability	—	—		—
For Cause	—	—		—

(1)	Represents (a) the closing price per share of our common stock on December 31, 2009 as reported on the Nasdaq Global Select Market, which was $2.64, multiplied by the number of shares of unvested restricted stock held by Mr. Whittenburg as of December 31, 2009, which was 730,182 shares, plus (b) the difference between such closing price and the exercise price of in-the-money stock options as of December 31, 2009, multiplied by the number of shares underlying such stock options. No value has been attributed to stock options that were out-of-the-money as of December 31, 2009.

Other Executives

We may terminate the employment agreements of Mr. Rusk, Mr. Davis, Mr. Herz, and Ms. Miller if (“Cause”):

•	in connection with our business, the executive is convicted of an offense constituting a felony or involving moral turpitude; or

•

in a material and substantial way, the executive (a) (1) violates a written policy of ours, (2) violates any provision of the employment agreement, (3) fails to follow reasonable written instructions or directions from our Board of Directors or any person authorized by our Board of Directors (which includes the chief executive officer) to instruct or supervise the executive officer, or (4) fails to use good-faith efforts to perform the services required under the employment agreement and (b) fails to materially cure the violation or failure within 15 days after receiving written notice thereof.

In addition, we may terminate the executive’s employment agreement without Cause. The executive’s employment agreement will automatically terminate on the executive’s death or permanent disability.

Mr. Davis may terminate his employment agreement (“Good Reason”):

•	for any reason within two months following any “change of control” in us (provided that notice of termination cannot be given before consummation of the change of control);

•	if his base salary is diminished;

•	if we require him to move to a city other than Austin, Texas;

•	if our Board of Directors or any person authorized by our Board of Directors to instruct or supervise him materially and unreasonably interferes with his ability to fulfill his job duties; or

•	if he is reassigned to a position with diminished responsibilities or his job responsibilities are materially narrowed or diminished.

The other executives may terminate their employment agreement if (“Good Reason”):

•	the executive’s base salary is materially diminished;

•

we require the executive to move to any location further than 30 miles from our current principal executive offices (except for Ms. Miller, who may be required to relocate to Austin or Dallas, Texas in certain circumstances – see “– Employment Agreements – Other Executives” above);

•

our Board of Directors or any person authorized by our Board of Directors to instruct or supervise the executive materially and unreasonably interferes with the executive’s ability to fulfill his or her job responsibilities; or

•	the executive is reassigned to a position with materially diminished responsibilities or the executive’s job responsibilities are otherwise materially narrowed or diminished.

In addition, the other executives may terminate the employment agreement for any reason within two months following any “change of control” in us; provided that notice of termination cannot be given before consummation of the change of control and must be given within 30 days following consummation of the change of control.

The employment agreements define a “change of control” as the occurrence of one of the following: (i) any person, entity or “group” (as defined under applicable federal securities laws) becomes the beneficial owner of more than 50% of the combined voting power of our then outstanding voting securities, but only if such event results in a change in our Board composition such that the directors immediately preceding the event do not comprise a majority of our Board following the event; (ii) a merger, reorganization or consolidation where our shareholders immediately before the event do not, immediately after the event, own more than 50% of the combined voting power of the surviving entity’s then outstanding voting securities, but only if such event results in a change in our Board composition such that the directors immediately preceding the event do not comprise a majority of our Board following the event; (iii) the sale of all or substantially all of our assets to an entity in which we or our shareholders existing immediately before such event beneficially own less than 50% of the combined voting power of such acquiring entity’s then outstanding voting securities, but only if such event results in a change in our Board composition such that the directors immediately preceding the event do not comprise a majority of the board of directors of the surviving entity following such event; or (iv) any change in the identity of directors constituting a majority of our Board within a 24 month period unless the change was approved by a majority of incumbent directors.

The executive may also terminate his or her employment without Good Reason.

If the executive’s employment agreement is terminated by us without Cause or by the executive for Good Reason or in connection with a change of control, the executive is entitled to receive (less applicable withholding taxes):

•	the executive’s then current base salary through the effective date of termination; and

•

a payment equal to (a) 100% of the executive’s then current annualized base salary plus (b) the sum of the cash bonuses paid during the preceding 12 months plus (c) in the case of Ms. Miller only, if the effective date of such termination is on or before March 15, 2011, $80,000.

Mr. Davis’ severance payment would be made on the first day of the seventh month following the effective date of such termination.

Assuming the executive’s employment was terminated under the above circumstances on December 31, 2009, the estimated value of such payments would be as follows:

	Without Cause, for Good Reason, or Change of Control	Without Good Reason, Death or Disability	For Cause
Richard A. Rusk	$289,712	—	—
Clint B. Davis	$245,000	—	—
Scott A. Herz	$278,104	—	—
Laura A. Miller	$240,000	—	—

In addition, the executive would be released from the executive’s nonsolicitation obligations under the employment agreement. As a condition to receiving any of those payments, the executive must execute a full release and waiver of all claims against us (excluding claims for amounts due under the employment agreement and existing indemnification obligations).

If the employment agreement is terminated by the executive without Good Reason and not in connection with a change of control, by us for Cause, or by the death or permanent disability of the executive, then the executive (or the executive’s representative) would be entitled to receive (less applicable withholdings) the executive’s then current base salary through the effective date of termination.

Indemnity Agreements

We have entered into indemnity agreements with certain of our current and former officers and directors. These agreements generally provide that, to the extent permitted by law, we must indemnify each such person for judgments, expenses, fines, penalties and amounts paid in settlement of claims that result from the fact that such person was an officer, director or employee of ours. In addition, our and certain of our subsidiaries’ organizational documents provide for certain indemnifications and limitations on liability for directors, managers and officers.

2004 Equity Incentive Plan

The following is a summary of the material terms of our 2004 equity incentive plan.

Purpose

To attract and retain individuals eligible to participate in the 2004 equity incentive plan, which we will refer to as the Plan, and to further our growth, development and financial success by aligning the personal interests of participants in the Plan, through the ownership of shares of our common stock and other incentives, with those of us and our shareholders.

Administration

Our board of directors or a committee designated by the board of directors, such as the compensation committee (in either case, we refer to such body as the Administrator).

Eligibility

Officers, employees, directors, consultants and other persons selected by the Administrator.

Stock Subject to the Plan

5,800,000 shares of our common stock may be issued under the Plan. There are no pre-established limits on what number of the shares of our common stock reserved for the Plan will be allocated as stock options, stock appreciation rights (or SARs), restricted stock grants, stock purchase rights, and other stock-based awards.

Awards under the Plan

•	Options. We will have the ability to award “incentive stock options” and “non-statutory stock options” under the Plan (in either case we refer to such awards as option(s)).

•

Incentive Stock Options. Only our employees (or certain of our affiliates) may be eligible to receive an award of incentive stock options. Incentive stock options awarded under the Plan must have an exercise price of at least 100% of the fair market value of our common stock on the date of grant. In the case of an employee who owns stock representing more than 10% of our voting power, the exercise price must be at least 110% of the fair market value of our common stock on the date of grant.

•

Non-Statutory Stock Options. We can award non-statutory stock options to any person eligible under the Plan. The Plan does not establish a minimum exercise price for non-statutory stock options granted under the Plan.

•

Other Terms Applicable to Options. Options may contain other provisions the Administrator decides are appropriate relating to when the options will become exercisable, the times and circumstances the options may be exercised, and the methods the exercise price may be paid. Options that become exercisable will expire no later than 10 years from the date the options were granted; however, in certain cases the options will expire 5 years from the date they were granted (i.e., in the case of options granted to an employee who owns stock representing more than 10% of our voting power).

•

Stock Appreciation Rights. SARs granted under the Plan will entitle the participant to receive, in either cash or stock, the excess of the fair market value of one share of our common stock over the exercise price of the SAR. The Administrator will determine the terms under which SARs are awarded, including the times and circumstances under which a SAR may be exercised. SARs may be granted at a price determined by the Administrator, and may be granted in tandem with an option, such that the exercise of the SAR or related option will result in a forfeiture of the right to exercise the related option for an equivalent number of shares, or independently of any option. Any SAR may be exercised at the times specified in the document awarding the SAR, and the SAR will expire at the time designated at the time the SAR is awarded.

•

Restricted Stock. Restricted stock may be granted alone or in conjunction with other awards under the Plan and may be conditioned upon continued employment for a specified period, the attainment of specific performance goals or such factors as the Administrator may determine. In making an award of restricted stock, the Administrator will determine the restrictions that will apply, the period during which the award will be subject to such restrictions, and the price, if any, payable by a recipient. The Administrator may amend any award of restricted stock to accelerate the dates after which such award may be executed in whole or in part. Shares of restricted stock shall not be transferable until after removal of the legend with respect to such shares.

•

Stock Purchase Rights. Stock purchase rights may be issued either alone, in addition to, or in tandem with other awards granted under the Plan and/or cash awards made outside of the Plan. The Administrator will determine the terms, conditions and restrictions related to the stock purchase rights, including the number of shares that such person shall be entitled to purchase, the price to be paid, and the time within which such person must accept such offer (all in accordance with a restricted stock purchase agreement). Unless the Administrator determines otherwise, the restricted stock purchase agreement shall grant us a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser’s service with us for any reason (including death or disability).

•

Other Stock-Based Awards. The Administrator shall have complete discretion in determining the number of shares subject to “Other Stock Based Awards”, the consideration for such awards and the terms, conditions and limitations pertaining to same including, without limitation, restrictions based upon the achievement of specific business objectives, tenure, and other measurements of individual or business performance, and/or restrictions under applicable federal or state securities laws, and conditions under which such awards will lapse. Payment of other stock-based awards may be in the form of cash, shares, other awards, or in such combinations thereof as the Administrator shall determine at the time of grant, and with such restrictions as it my impose.

Performance Awards

The Administrator may condition the receipt of an award or the vesting of an award on certain business criteria. If the Administrator determines that such performance conditions should be considered “performance-based compensation” under Section 162(m) of the Internal Revenue Code, the performance goals must relate to one of the following business criteria: (1) fair market value or trading price of shares of our common stock; (2) operating profit; (3) sales volume of our products; (4) earnings per share; (5) revenues; (6) cash flow; (7) cash flow return on investment; (8) return on assets, return on investment, return on capital, return on equity; (9) economic value added; (10) operating margin; (11) net income; pretax earnings; pretax earnings before interest, depreciation and amortization; pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; or (12) any of the above goals as compared to the performance of a published index, such as the Standard & Poor’s 500 Stock Index or a group of comparable companies.

Adjustments Upon Changes in Capitalization, Merger or Asset Sale

•

Changes in Capitalization. Subject to any required action by our shareholders, the number of shares of common stock subject to the Plan (whether awarded or reserved but not awarded) as well as the price per share of common stock subject to the Plan (whether awarded or reserved but not awarded) shall be proportionately adjusted for any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, or any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by us.

•

Dissolution or Liquidation. In the event of our proposed dissolution or liquidation, the Administrator in its discretion may provide for a participant to have the right to exercise his or her award until 15 days prior to such transaction as to all of the shares covered thereby. To the extent it has not been previously exercised, an award will terminate immediately prior to the consummation of such proposed action.

•

Merger or Asset Sale. In the event of our merger with or into another corporation, or the sale of substantially all of our assets, each outstanding award shall be assumed or an equivalent option or right substituted by the successor corporation. In the event that the successor corporation refuses to assume or substitute for the award, the Plan participants shall fully vest in and have the right to exercise the award as to all of the shares, including shares as to which it would not otherwise be vested or exercisable.

Transferability of Awards

Awards may not be pledged, assigned or transferred while the Plan participant is still living, except that options may be transferred to a Plan participant’s spouse as directed by a court, provided such transfer is “incident to divorce” within the meaning of Section 1041 of the Internal Revenue Code of 1986, as amended.

Termination, Amendment or Suspension

The Administrator can terminate, suspend or amend the Plan at any time, subject to shareholder approval required under federal or state law or by the stock exchange on which our common stock is listed.

Federal Income Tax Consequences

•

Incentive Stock Options. In general, no taxable income for Federal income tax purposes will be recognized by an option holder upon receipt or exercise of an incentive stock option and we will not then be entitled to any tax deduction. Assuming that the option holder does not dispose of the option shares before the later of (i) two years after the date of grant or (ii) one year after the exercise of the option, upon any such disposition, the option holder will recognize capital gain equal to the difference between the sale price on disposition and the exercise price.

If, however, the option holder disposes of his option shares prior to the expiration of the required holding period, he will recognize ordinary income for Federal income tax purposes in the year of disposition equal to the lesser of (i) the difference between the fair market value of the shares at date of exercise and the exercise price, or (ii) the difference between the sale price upon disposition and the exercise price. Any additional gain on such disqualifying disposition will be treated as capital gain. In addition, if such a disqualifying disposition is made by the option holder, we will be entitled to a deduction equal to the amount of ordinary income recognized by the option holder provided such amount constitutes an ordinary and reasonable expense of ours.

•	Nonqualified Stock Options. No taxable income will be recognized by an option holder upon receipt of a nonqualified stock option, and we will not be entitled to a tax deduction for such grant.

Upon the exercise of a nonqualified stock option, the option holder will include in taxable income for Federal income tax purposes the excess in value on the date of exercise of the shares acquired upon exercise of the nonqualified stock option over the exercise price. Upon a subsequent sale of the shares, the option holder will derive short-term or long-term gain or loss, depending upon the option holder’s holding period for the shares, commencing upon the exercise of the option, and depending upon the subsequent appreciation or depreciation in the value of the shares.

We generally will be entitled to a corresponding deduction at the time that the participant is required to include the value of the shares in his income.

•

Restricted Stock. Under current federal income tax regulations, there will be no income tax consequences upon the award of restricted stock to either the grantee or us. A grantee will recognize ordinary income when the restrictions on the transferability of the shares expire, which is referred to as the vesting of the shares. The amount of income recognized will be equal to the fair market value of such shares on the date of vesting over the amount paid, if any, at the time of the grant. Dividends on shares of restricted stock that are paid (or are payable) to grantees prior to the time the shares are vested will be treated as additional compensation, and not dividend income, for federal income tax purposes.

In addition to the general rules described above, the deductibility of the income realized by certain executive officers is conditioned on the satisfaction of the requirements of Section 162(m) of the Internal Revenue Code. The Plan is administered in a manner that considers the deductibility of the payments under Section 162(m). The federal income tax consequences described in this section are based on U.S. laws in effect on the date of this document, and there is no assurance that they will not change in the future and affect the tax consequences of awards made under this Plan. Tax consequences may be different in other countries.

Other Compensation Agreements

Board Service and Release Agreement

This agreement entitles Dr. Wheelock to receive $16,666 per month for his Board service, unless our Board of Directors decides to establish a different amount of compensation for him. Dr. Wheelock’s Board service and release agreement also provides that Dr. Wheelock will for a period of five years following the date his service on our Board of Directors is terminated refrain from directly or indirectly (i) soliciting our and our affiliates’ employees and other similar persons; (ii) soliciting vendors, customers, and other similar persons and entities to adversely alter their relationship with us or our affiliates; (iii) advising physicians, hospitals, surgery centers and similar persons to negatively alter their business relationship with us or our affiliates; and (iv) engaging in certain business activities conducted by us. In addition, Mr. Wheelock is eligible to receive annual bonuses and stock options at the discretion of our Compensation Committee.

Termination and Consulting Agreement

Effective on June 16, 2009, the employment relationship of Robert A. Yonke, our then President – Urology Services, was terminated. In connection with this termination, we entered into a termination and consulting agreement with Mr. Yonke pursuant to which Mr. Yonke’s employment agreement with us was terminated and Mr. Yonke agreed to provide consulting services to us until July 16, 2010. Under the terms of the agreement, (1) we agreed to pay Mr. Yonke $10,688 on a semi-monthly basis until the end of his consultancy for his consulting services, (2) Mr. Yonke will continue to vest in his restricted stock awards during the consultancy period, and (3) we agreed to reimburse COBRA expenses of Mr. Yonke for his continued coverage under our medical plan until the earlier of (a) the expiration of the period of coverage under COBRA and (b) July 16, 2010. If Mr. Yonke is employed by a new employer during the consultancy period, then we are required to pay Mr. Yonke all then remaining unpaid consulting services payments due through July 16, 2010 and the consultancy shall expire on the date of such new employment. The noncompetition and nonsolicitation provisions set forth in Mr. Yonke’s employment agreement continue in full force and effect.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Under the charter of our Audit Committee, the Audit Committee is responsible for reviewing and approving all related party transactions as defined under the Nasdaq listing rules (which define related party transactions by reference to Item 404 of Regulation S-K). Our management is responsible for identifying any related party transactions and submitting them to the Audit Committee for review. The Audit Committee will review any related party transactions on a case-by-case basis and determine whether or not to approve such transactions. Other than as set forth in the Audit Committee charter, we have not adopted a written policy for the review of related party transactions.

Transactions

In August 2005, SanuWave, Inc., a company controlled by Prides Capital Partners, L.L.C., which beneficially owned approximately 7.9 % of our outstanding common stock as of March 19, 2010 acquired our orthopaedics business unit. Under the terms of the transaction, we received $6.4 million in cash, two $2 million unsecured promissory notes, and a small passive ownership interest in SanuWave. The notes bear interest at 6% per annum with no payments for the first five years, then interest-only payments for the next five years with a balloon payment after ten years.

At January 1, 2008, we indirectly owned a 30% interest in Tenn-Ga Stone Group Two, a Tennessee general partnership that provides lithotripsy services in Tennessee and North Georgia, and Dr. Wheelock directly owned a 20.787% interest in Tenn-GA Stone Group Two. In January 2008, we sold a portion of our interest to Tenn-GA Stone Group Two, which resulted in us holding a 15.169% interest. In addition, Dr. Wheelock’s interest increased to 20.843% by December 31, 2008. We manage Tenn-Ga Stone Group Two. Tenn-Ga Stone Group Two pays us a management fee of $40,000 per year. In addition, we supply services, parts and consumables to Tenn-Ga Stone Group Two at standard rates. During 2009, Tenn-Ga Stone Group Two paid us $74,917 for such services, parts and consumables. In 2009, Tenn-Ga Stone Group Two paid approximately $83,371 in distributions to Dr. Wheelock and $60,674 in distributions to us.

In April 2008, we acquired all of the capital stock of Advanced Medical Partners, Inc. (“AMPI”) pursuant to a Stock Purchase Agreement dated March 18, 2008 from the stockholders of AMPI for a purchase price of approximately $6.9 million in cash and approximately 1.8 million shares of our common stock, plus a two-year earn-out based on the future achievement of EBITDA (payable 50% in stock and 50% in cash). Robert A. Yonke, who served as President of our Urology Services Division from July 2008 to June 2009, was a stockholder of AMPI and received 772,245 shares of our common stock and $2,883,441 in cash in exchange for his AMPI stock. In addition, Mr. Yonke is entitled to 42.691% of future earn-out payments if payable under the terms of the Stock Purchase Agreement. In addition, in connection with the AMPI acquisition, we granted Mr. Yonke piggyback registration rights with respect to any registration statement filed by us (other than an S-4 or S-8) within 180 days after the closing of the AMPI acquisition We also agreed that if we issue shares of our common stock in the future pursuant to the earn-out provision, we will enter into a piggyback registration rights agreement with respect to those shares and with respect to any registration statement filed by us (other than an S-4 or S-8) within 180 days after the issuance of such shares. In May 2009, we paid Mr. Yonke $93,379 in cash and 57,358 shares of our common stock pursuant to the terms of the earn-out provision. We also entered into a piggyback registration rights agreement with respect to such shares as described above.

In October 2008, we acquired all of the outstanding membership interests of Advanced Medical Partners in Radiation, LLC (“AMPR”) pursuant to an Interest Purchase Agreement from the members of AMPR for a purchase price of approximately $1.35 million in cash, plus a two-year earn-out based on the future achievement of EBITDA (payable in cash). Mr. Yonke indirectly owned a 13% membership interest in AMPR and received $100,000 in cash in connection with this acquisition. In addition, Mr. Yonke is entitled to receive 13% of future earn-out payments if payable under the terms of the Interest Purchase Agreement.

Effective on June 16, 2009, the employment relationship with Mr. Yonke was terminated. In connection with this termination, we entered into a termination and consulting agreement with Mr. Yonke. For a description of such termination agreement, see “Executive Compensation – Other Compensation Agreements – Termination and Consulting Agreement”.

Mr. Yonke’s stepbrother-in-law, Kevin Bentley, was a stockholder of AMPI, indirectly held a membership interest in AMPR, and in connection with the AMPI acquisition became one of our employees. Mr. Bentley served as our Vice President – Business Development until December 31, 2009. In the AMPI acquisition, Mr. Bentley received 220,652 shares of our common stock and $840,685 in cash in exchange for his AMPI stock. In addition, Mr. Bentley is entitled to 12.198% of future earn-out payments if payable under the terms of the AMPI Stock Purchase Agreement. Mr. Bentley also received piggyback registration rights substantially similar to Mr. Yonke’s rights (as described above). In May 2009, we paid Mr. Bentley $26,681 in cash and 16,389 shares of our common stock pursuant to the terms of such earn-out provision. We also entered into a registration rights agreement with respect such shares as described above. In the AMPR acquisition, Mr. Bentley indirectly owned a 13% membership interest in AMPR and received $100,000 in cash in connection with the acquisition. In addition, Mr. Bentley is entitled to receive 13% of future earn-out payments if payable under the terms of the AMPR Interest Purchase Agreement.

Also, in connection with the AMPI acquisition, we entered into an employment agreement with Mr. Bentley. In October 2009, we and Mr. Bentley amended the employment agreement. Mr. Bentley terminated the employment agreement and his employment relationship effective on December 31, 2009. This agreement had a three-year term and was subject to automatic renewal at the end of such term for successive one-year terms unless earlier terminated as provided in the agreement. The agreement provided for the payment of a base salary of $170,000 and other customary benefits. The agreement also entitled Mr. Bentley to receive the following severance under certain circumstances: (1) payment of base salary until April 17, 2011 and (2) reimbursement of expenditures made by Mr. Bentley to continue medical coverage post-termination (at the same level of coverage as in effect before such termination) under COBRA, but only to the extent such expenditures exceed the amounts Mr. Bentley was required to pay for such coverage while an employee, until the sooner to occur of: (a) the expiration of the period of coverage under COBRA, (b) the date upon which Mr. Bentley is eligible to participate in the medical or health plan of a new employer, and (c) April 17, 2011. Based on the circumstances associated with the termination of Mr. Bentley’s employment relationship on December 31, 2009, Mr. Bentley is entitled to receive such severance. Mr. Bentley’s employment agreement also provides that he is subject to noncompetition and nonsolicitation obligations, which would not expire until April 17, 2011. These obligations survive the termination of the employment agreement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and officers (as defined in Rule 16a-1(f)), and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission, or the SEC, and the Nasdaq Global Select Market. Such persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by us with respect to 2009, or written representations from certain reporting persons, we believe that all filing requirements applicable to our directors, officers and persons who own more than 10% of a registered class of our equity securities have been complied with during 2009, except that Mr. Yonke filed a late Form 4 with respect to a transaction that occurred in June 2009.

QUORUM; VOTING

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote is necessary to constitute a quorum at the meeting. Abstentions (when a shareholder sends in a proxy with explicit instructions to abstain from voting or to decline to vote regarding a particular proposal) and broker non-votes (shares held by brokers or nominees for which voting instructions have not been received from the beneficial owners or persons entitled to vote those shares and the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers so the broker or nominee is unable to vote the uninstructed shares) will be counted in determining whether a quorum is present at the meeting. If a quorum is not present or represented at the meeting, the shareholders entitled to vote thereat, present in person or represented by proxy, have the power to adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally notified.

Cumulative voting is not permitted in the election of our directors. On all matters (including election of directors and ratification of appointment of auditors) submitted to a vote of the shareholders at the meeting or any adjournment(s) or postponement(s) thereof, each holder of our common stock will be entitled to one vote for each share of our common stock owned of record by such shareholder at the close of business on March 19, 2010.

Proxies in the accompanying form that are properly executed and returned and that are not revoked will be voted at the meeting and any adjournment(s) or postponement(s) thereof and will be voted in accordance with the instructions thereon. Any proxy upon which no instructions have been indicated with respect to a specified matter will be voted according to the recommendations of our Board of Directors, which are contained in this proxy statement. Our Board of Directors knows of no matters, other than those presented in this proxy statement, to be presented for consideration at the meeting. If, however, other matters properly come before the meeting or any adjournment(s) or postponement(s) thereof, the persons named in the accompanying proxy will vote such proxy in accordance with their judgment on any such matters. The persons named in the accompanying proxy may also, if they believe it advisable, vote such proxy to adjourn the meeting from time to time.

Other than the election of directors, which requires a plurality of the votes cast and entitled to vote on the election, each matter submitted to the shareholders requires the affirmative vote of a majority of the votes cast and entitled to vote on such matter. If you abstain from voting on any of the matters submitted, your abstention will not affect the outcome of this vote because an abstention is not a vote cast. Broker non-votes will not affect the outcome of any of the matters submitted because a broker non-vote is not a vote cast.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Nominating Committee and Board of Directors have nominated six directors for election at the 2010 annual meeting. Each nominee will be elected to hold office until our next annual meeting of shareholders or until his successor is duly elected and qualified, or until his earlier death, resignation or removal. The following is a description of each of our current directors, and all of these directors have been nominated for election at the 2010 annual meeting. We believe that each of the director nominees meets the qualifications described under “ – Nominating and Corporate Governance Committee” below. In addition to the biographical information of each nominee, we have highlighted particular attributes for each nominee that the Board considered in nominating such persons.

Name	Age	Director Since(1)
R. Steven Hicks	60	2004
Donny R. Jackson	61	2003
Timothy J. Lindgren	63	2003
Kenneth S. Shifrin	60	2004
Argil J. Wheelock, M.D.	62	1996
James S.B. Whittenburg	38	2007

(1)	Messrs. Hicks and Shifrin became directors in November 2004 following the merger between Prime Medical Services Inc. and HealthTronics. Details regarding these directors’ service as directors of Prime is provided in the biographical information below.

Mr. Hicks became our Nonexecutive Chairman in March 2006. Mr. Hicks became a director of Prime in December 2002 and a director of ours in November 2004 upon the closing of the merger between Prime and HealthTronics. In June 2000, Mr. Hicks became Chairman of Capstar Partners, LLC, an Austin based private investment company. Previously he founded Capstar Broadcasting and served as Vice Chairman of AMFM, Inc. As a result of these and other professional experiences, Mr. Hicks possesses particular knowledge and experience in strategic planning, operational oversight and management, financial and business development matters, and healthcare matters. In addition, Mr. Hicks’ length of service on the Board has given him significant exposure to our business and the industry in which we operate.

Mr. Jackson has served as a director of ours since January 2003. Mr. Jackson is currently retired. From 2002 to November 2004, Mr. Jackson served as the Director of the Technical Services Group of InterCept, Inc., a publicly traded company that provides technology, products and services to financial institutions. Prior to this he served as: President and Chief Executive Officer of Netzee, Inc., a publicly traded company providing integrated Internet banking and e-commerce products and services to financial institutions, from 2000 to 2002; President and Chief Operating Officer of The Intercept Group, Inc., from 1996 to 2000; Chief Executive Officer of Provesa, Inc., a data processing and check imaging services company, from 1993 to 1996; Chief Executive Officer of Bank Atlanta, from 1990 to 1992 and Chief Financial Officer, from 1988 to 1990; and Audit Manager at Evans, Porter, Bryan, from 1986 to 1987; and Audit Partner at Womble, Jackson, Gunn, from 1978 to 1986. As a result of these professional experiences, Mr. Jackson possesses particular knowledge and experience in strategic planning, leadership of complex organizations, operational oversight and management, and financial matters. In addition, Mr. Jackson possesses particular expertise in accounting and finance. Also, Mr. Jackson’s length of service on the Board has given him significant exposure to our business and the industry in which we operate.

Mr. Lindgren has served as a director of ours since January 2003. In April 2008, Mr. Lindgren founded The Lindgren Group Ltd., which provides consulting services to the hospitality industry. Previously, Mr. Lindgren was a senior vice president for Hyatt Hotels & Resorts, overseeing the management and operations of 24 Hyatt hotels in 10 states, until his retirement in April 2008. Throughout his 37-year career with Hyatt, Mr. Lindgren held a variety of management positions including general manager of several Hyatt Regency hotels. From May 2008 to May 2009, Mr. Lindgren served on the board of directors of Decorator Industries, Inc., a public design and manufacturing company. As a result of these professional experiences, Mr. Lindgren possesses particular knowledge and experience in operational oversight and management and marketing and development. In addition, Mr. Lindgren’s length of service on the Board has given him significant exposure to our business and the industry in which we operate.

Mr. Shifrin became Prime’s Chairman of the Board in 1989 and served as Executive Chairman until December 30, 2001. Mr. Shifrin served as Nonexecutive Chairman of Prime from December 31, 2001 until the closing of the merger between Prime and HealthTronics in November 2004. Mr. Shifrin became our Nonexecutive Vice Chairman in November 2004 upon the closing of the merger. He resigned his position as Nonexecutive Vice Chairman in March 2006 and continues to serve as a member of our Board of Directors. Mr. Shifrin has served in various capacities with American Physicians Service Group Inc., a publicly traded financial services and insurance management company (“AMPH”), since 1985, and is currently the chairman of the board and chief executive officer of AMPH. As a result of these and other professional experiences, Mr. Shifrin possesses particular knowledge and experience in strategic planning, leadership of a complex organization, operational oversight and management, corporate governance, accounting and finance, financial and business development matters, and healthcare regulatory matters. In addition, Mr. Shifrin’s length of service on the Board has given him significant exposure to our business and the industry in which we operate.

Mr. Whittenburg was appointed as our President and Chief Executive Officer and became a director of ours in August 2007. From June 2006 until August 2007, Mr. Whittenburg served as President of our Urology Division, and he was our acting President and Chief Executive Officer from May 2007 until August 2007. He served as President of our Specialty Vehicle Manufacturing Division from December 2005 until its sale in July 2006 and was our General Counsel and Senior Vice President – Development from March 2004 until June 2006. Previously Mr. Whittenburg practiced law at Akin Gump Strauss Hauer & Feld LLP, where he specialized in corporate and securities law. Mr. Whittenburg, a CPA, is licensed to practice law in Texas. Mr. Whittenburg is the only management representative on the Board, and he provides an inside perspective in Board discussions about our business, all aspects of our operations, and our strategic direction.

Dr. Wheelock served as our Chairman and Chief Executive Officer from July 1996 until the closing of the Prime-HealthTronics merger in November 2004 when he became our Nonexecutive Chairman. In October 2005, Dr. Wheelock was appointed as Executive Chairman. He resigned this position as Executive Chairman in March 2006 and continues to serve as a member of our Board of Directors. Dr. Wheelock also serves as our Chief Medical Advisor. Dr. Wheelock is a practicing, board-certified urologist in Chattanooga, Tennessee. While Dr. Wheelock was in practice between 1979 and 1996, he was also engaged as a consultant by various public companies. Since June 2009, Dr. Wheelock has served on the board of directors of EDAP TMS S.A., a public medical device manufacturing company. As a result of these and other professional experiences, Dr. Wheelock possesses particular knowledge and experience in strategic planning, leadership of a complex organization, operational oversight and management, corporate governance, and financial and business development matters. In addition, by virtue of his being a practicing urologist, Dr. Wheelock possesses particular expertise and insight into the healthcare industry (and in particular the urology segment) and the healthcare regulatory environment. Also, Dr. Wheelock’s length of service on the Board has given him significant exposure to our business and the industry in which we operate.

No family relationships exist among our executive officers or directors. Except as indicated above, no director of ours is a director of, or has served as a director of during the past five years, any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

Should any nominee for director become unwilling or unable to accept nomination or election, the proxies will be voted for the election, in his stead, of such other persons as our Board of Directors may recommend or our Board of Directors may reduce the number of directors to be elected. We have no reason to believe that any nominee named above will be unwilling or unable to serve.

The Board recommends that you vote FOR each nominee for director.

CERTAIN INFORMATION REGARDING OUR BOARD OF DIRECTORS

Board Compensation

Our board compensation consists of an annual retainer fee, meeting fees, and an annual equity award. Directors who are also officers will not receive any fee or remuneration for services as members of our Board or any Board committee. Each non-management Board member will be paid cash compensation consisting of an annual retainer of $40,000 (paid in equal monthly installments), $2,000 for each in-person Board meeting, $1,000 for each telephonic Board meeting, $1,000 for each in-person Board committee meeting, and $500 for each telephonic Board committee meeting, except for Dr. Wheelock, whose board compensation is described under “Executive Compensation – Other Compensation Arrangements – Board Service and Release Agreement.” Instead of payment of directors fees in cash, directors may elect to receive the cash fees in shares of our common stock. The number of shares to be paid is determined by dividing the cash amount to be paid by the closing price per share of our common stock as of (1) the date the cash compensation would have been paid absent such election or (2) with respect to meeting fees, the date of the meeting. The stock would be issued under our 2004 equity incentive plan.

In November 2008, our Board of Directors initiated a restructuring of the Board whereby three directors resigned and the Board reduced its size to six members. In connection with this restructuring, our Board decided to renew annual equity awards to non-management Board members to more closely align board compensation with shareholder value creation and to encourage greater director ownership in our stock. In November 2009, our Board granted each non-management director a restricted stock award valued at $30,000, which would be reduced based on the following director ownership levels:

Ratio of (1) aggregate value of our common stock purchased and currently held by director to (2) the direct annual retainer amount ($40,000)	% of award to be received
> 1.5x	100%
> 1.0x	75%
> 0.5x	50%
< 0.5x	25%

Each non-management Board member met the 1.5x threshold and therefore received 100% of the restricted stock award. These restricted stock awards vest one-fourth on each of the first four anniversaries of the date of grant.

In addition, our Board granted each chair a restricted stock award valued as follows:

Position	Grant Value
Board Chairman	$10,000
Audit Committee Chairman	$10,000
Compensation Committee Chairman	$5,000
Nominating and Corporate Governance Committee Chairman	$5,000
Executive Committee Chairman	$10,000

These restricted stock awards were fully vested on the date of grant. Directors who received these awards had the option to elect to receive cash equal to the grant value rather than the award. Messrs. Jackson and Lindgren elected this cash option. The other directors entitled to these awards did not elect this cash option.

The number of shares awarded to directors for the above-described grants equaled the dollar amount divided by the closing price per share of our common stock on the date of grant.

The following table provides information concerning aggregate compensation for 2009 for non-management members of our Board of Directors serving in 2009. Mr. Whittenburg received compensation in 2009 for his service as an officer. He received no compensation for his service as a director.

Name (a)	Fees Earned or Paid in Cash ($) (b)		Stock Awards ($)(1) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)		Total ($) (h)
Mr. Hicks	—	(2)	$97,000	—	—	—	—		$97,000
Mr. Jackson	$63,500		$30,000	—	—	—	—		$93,500
Mr. Lindgren	$55,500		$40,000	—	—	—	—		$95,500
Mr. Shifrin	$57,500		$40,000	—	—	—	—		$97,500
Dr. Wheelock(3)	$199,992	(4)	$30,000	—	—	—	$6,013	(5)	$236,005

(1)	The amounts in column (c) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of restricted stock awards granted pursuant to our 2004 equity incentive plan in 2009. Assumptions used in the calculation of the amounts are included in footnote I to our audited financial statements for the year ended December 31, 2009 included in our Annual Report on Form 10-K filed with the SEC on March 8, 2010.
(2)	Mr. Hicks elected to receive all of his cash board compensation in shares of our common stock.
(3)	Dr. Wheelock serves as our chief medical adviser and is an employee. However, Dr. Wheelock does not serve as an officer or in a management capacity.
(4)	See “Executive Compensation – Other Compensation Arrangements – Board Service and Release Agreement” for a description of Dr. Wheelock’s board compensation.
(5)	Represents company matching contribution under our 401(k) plan.

Kenneth S. Shifrin

Mr. Shifrin became our nonexecutive vice chairman on November 10, 2004 pursuant to a board service, amendment and release agreement. That agreement entitles him to have life insurance policies maintained on his behalf by us. Mr. Shifrin resigned his position as nonexecutive vice chairman in March 2006 and continues to serve as a member of our Board of Directors.

CORPORATE GOVERNANCE

There are presently six members of our Board of Directors, including four directors who the Board has determined to be independent under Rule 5605(a)(2) of the Nasdaq listing rules. See “–Director Independence” below.

Our Board of Directors held eight meetings during 2009, and during that year each incumbent director attended at least 75% of (a) the total number of our Board meetings (held during the period for which he has been a director) and (b) the total number of meetings held by all committees of the Board on which he served (during the periods that he served).

In regard to directors’ attendance at annual shareholders meetings, although we do not have a formal policy regarding such attendance, our Board of Directors encourages all Board members to attend such meetings, but such attendance is not mandatory. All of our Board members serving as directors at the time attended the 2009 annual shareholders meeting. In addition, our Board of Directors holds its regular annual meeting immediately following the annual shareholders meeting.

Our Board of Directors has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and an Executive Committee. Our Board of Directors has adopted a written charter for the Audit, Compensation, Nominating and Corporate Governance, and Executive Committees. These charters are available on our website at http://www.healthtronics.com under the “Investors – Corporate Governance” section of our website.

Board Leadership Structure

Our Corporate Governance Guidelines do not specify a Board leadership structure. Thus, at the discretion of our Board, our Board may appoint a Chairman who does not serve as Chief Executive Officer or a Chairman who also serves as Chief Executive Officer. Since November 2004, our Board has selected a separate Chairman and Chief Executive Officer.

Our Board is currently led by an independent Nonexecutive Chairman. We believe that this Board leadership structure strengthens the Board’s independence from management and enhances the accountability of the Chief Executive Officer to the Board. In addition, by separating the roles of Nonexecutive Chairman and Chief Executive Officer, we believe the Chief Executive Officer can better focus his efforts on running our business and managing the company. The primary responsibilities of our Nonexecutive Chairman are:

•	preside at all Board meetings, Board executive sessions, and shareholder meetings;

•	establish Board meeting agendas in consultation with executive management;

•	lead the Chief Executive Officer evaluation process; and

•	respond directly to shareholder questions and comments directed to the Nonexecutive Chairman or the independent directors as a group.

Director Independence

Our Board of Directors affirmatively determines the independence of each director in accordance with the Nasdaq listing rules. Based on those rules, our Board of Directors determined that each of the following directors is independent:

R. Steven Hicks	Timothy J. Lindgren
Donny R. Jackson	Kenneth S. Shifrin

In determining the independence of Mr. Lindgren, our Board of Directors considered that our Board of Directors, our Board committees, and our management occasionally held meetings at various Hyatt hotels at a preferred business rate (rather than a standard business rate). Mr. Lindgren was a Senior Vice President for Hyatt Hotels & Resorts until his retirement in April 2008. We paid Hyatt approximately $5,517 in 2009 for meeting space and related fees and expenses. Such amount does not include any amounts paid to Hyatt for overnight business travel expenses incurred by our employees in the ordinary course of business. We have no policies encouraging or requiring any of our employees to stay at Hyatt hotels or resorts on business travel.

In determining the independence of Mr. Shifrin, our Board of Directors considered the payment of (1) fees to AMPH by certain partnerships controlled by us for services provided by AMPH to such partnerships, which services were not accounting, consulting, legal, investment banking or financial advisory services, the aggregate amount of which fees in 2009 was $10,000, and (2) brokerage commissions to AMPH by us for execution of certain trades in public securities by us, which services by AMPH were brokerage services only and were not accounting, consulting, legal, investment banking or financial advisory services.

In determining the independence of Mr. Hicks, our Board of Directors considered that Mr. Whittenburg is a member of the board of directors of Harden Healthcare, Inc., a company of which Mr. Hicks owns all or substantially all the equity interests and which Mr. Hicks controls. Mr. Hicks is chairman of the board of Harden, although not an executive officer of Harden, and his son-in-law is an executive officer of Harden. Mr. Whittenburg does not serve on the compensation committee of Harden and recuses himself from all decisions made by the Harden board regarding Harden board and officer compensation.

Audit Committee

The Audit Committee’s functions include:

•	reviewing with the independent auditors and management the adequacy of our accounting and financial reporting controls;

•	reviewing with management and the independent auditors significant accounting and reporting principles, practices and procedures applied in preparing our financial statements;

•	discussing with the independent auditors their judgment about the quality, not just the acceptability, of the accounting principles used in our financial reporting;

•	reviewing the activities and independence of the independent auditors;

•	reviewing and discussing our audited financial statements with management and the independent auditors and the results of the audit; and

•	appointing the independent auditors.

Mr. Jackson, Mr. Lindgren and Mr. Shifrin are the members of the Audit Committee and Mr. Jackson is the chairman. Our Board has determined that the committee members are “independent” as defined in Rule 5605(a)(2) of the Nasdaq listing rules. In addition, our Board has determined that the committee members meet the independence standards set forth in Rule 10A-3(b)(1) of the Exchange Act. Our Board has further determined that Mr. Jackson is an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC. The Audit Committee held five meetings during 2009.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent auditors. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget.

Compensation Committee

The Compensation Committee reviews and makes recommendations to our Board of Directors regarding compensation of our chief executive officer and approves compensation of executive officers who report to our chief executive officer, including the chief financial officer and the other executive officers named in the summary compensation table. The Compensation Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist it.

In performing its duties, the Compensation Committee:

•

reviews all areas of executive compensation and recommends compensation for the chief executive officer to the Board of Directors and approves compensation for all executives but the chief executive officer;

•	administers our equity incentive plan;

•

reviews new employment agreements and amendments of existing employment agreements and recommends to the Board, with respect to the chief executive officer, and approves, with respect to all other executive officers, employment agreements and amendments thereto; and

•	provides information and advice to our Board regarding Board compensation.

Mr. Jackson, Mr. Hicks and Mr. Lindgren are the current members of the Compensation Committee. Our Board has determined that the committee members are “independent” as defined in Rule 5605(a)(2) of the Nasdaq listing rules. The chairman of the Committee is Mr. Lindgren.

The Committee meets at least quarterly in person to perform its duties and periodically approves and adopts, or makes recommendations to our Board for, executive compensation matters. During 2009, the Committee held nine meetings.

Our chief executive officer, other members of our management and outside advisors may be invited to attend all or a portion of a Compensation Committee meeting depending on the nature of the agenda items. Neither our chief executive officer nor any other member of management votes on items before the Compensation Committee; however, the chief executive officer makes recommendations to the Compensation Committee regarding executive compensation programs and amounts. The Compensation Committee also works with our senior management to determine the agenda for each meeting.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised of independent directors. There are no compensation committee interlocks among the members of our Board of Directors and no member of the Compensation Committee has a transaction reported under “Certain Relationships and Related Transactions.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee has primary responsibility for making recommendations to our Board of Directors for nominees for election to our Board of Directors and developing and reviewing our corporate governance guidelines. The Nominating and Corporate Governance Committee held one meeting during 2009. Mr. Hicks, Mr. Lindgren and Mr. Shifrin are the members of the Committee and Mr. Lindgren is the chairman. Our Board has determined that the committee members are “independent” as defined in Rule 5605(a)(2) of the Nasdaq listing rules.

The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board who are willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Nominating and Corporate Governance Committee decides not to recommend a member for re-election, the Nominating and Corporate Governance Committee may identify the desired skills and experience of a new nominee in light of the criteria below. Research may be performed to identify qualified individuals. The Nominating and Corporate Governance Committee has not engaged third parties to identify or evaluate or assist in identifying potential nominees, although it may do so in the future if it considers doing so necessary or desirable.

The consideration of any candidate for service on our Board is based on the Committee’s assessment of the candidate’s professional and personal experiences and expertise relevant to our operations and goals. The Committee will consider, and candidates should possess, the following qualifications:

•	personal qualities and characteristics, accomplishments and reputation in the business community, professional integrity, and solid educational background;

•	sound judgment based on broad training and experience at the policy-making level in business, finance and accounting, government, education or technology;

•	expertise that is useful to the company and complementary to the background and experience of other Board members, so that an optimal balance of Board members can be achieved and maintained;

•	willingness and ability to devote the required time to carrying out the duties and responsibilities of Board membership;

•	willingness to commit to serve on the Board for several years to develop knowledge about our business;

•	willingness to represent the best interests of all shareholders and objectively appraise management performance; and

•	involvement only in activities or interests that do not conflict with the director’s responsibilities to us and our shareholders.

In addition, the Committee considers the candidate’s ability to contribute positively to the existing collaborative culture among Board members, the composition of the Board as a whole, the status of the nominee as “independent” under the Nasdaq’s listing rules and the rules and regulations of the SEC, and the nominee’s experience with accounting rules and practices. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem are in our and our shareholders’ best interests. There is no formal policy on diversity for Board members. In selecting director nominees, the Committee considers the skills, expertise and background, as well as the other factors described above, of the nominees.

After completing its evaluation, the Nominating and Corporate Governance Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee will consider director candidates recommended by our shareholders. The Nominating and Corporate Governance Committee does not have a formal policy on shareholder nominees, but intends to assess them in the same manner as other nominees, as described above. To recommend a prospective nominee for the Nominating and Corporate Governance Committee’s consideration, shareholders should submit in writing the candidate’s name and qualifications, and otherwise comply with our bylaws’ requirements for shareholder nominations, which are described below, to:

HealthTronics, Inc.

9825 Spectrum Drive, Building 3

Austin, TX 78717

Attention: Corporate Secretary

Our bylaws provide that any shareholder wishing to recommend a nominee should submit a recommendation in writing, indicating the nominee’s qualifications and other relevant biographical information and provide confirmation of the nominee’s consent to serve as a director if elected and to being named in the proxy statement and certain information regarding the status of the shareholder submitting the recommendation, to our Corporate Secretary at the address provided above. Such nomination recommendation must be received by us at the address provided above not later than 90 days nor earlier than 120 days prior to the first anniversary of the preceding year’s annual meeting of shareholders (provided, that, if the annual meeting is called for a date that is not within 45 days before or after such anniversary date, notice by the shareholder to be timely must be so received by us not earlier than 120 days before the annual meeting and not later than the later of (1) 90 days before the annual meeting and (2) the 10th day following the day on which we first make a public announcement of the date of the annual meeting).

Executive Committee

The Executive Committee’s primary functions are to serve as a communications liaison between our management and our Board of Directors and to approve routine, non-material matters that would otherwise require approval of our Board of Directors. The members of the Committee are Mr. Hicks, Mr. Jackson and Mr. Shifrin and Mr. Shifrin is the chairman.

Board Oversight of Risk

Our Board is responsible for oversight of HealthTronics’ risk assessment and risk management process. The Audit Committee is responsible for financial and accounting risk oversight, including risk associated with financial statements and internal controls. The Compensation Committee is responsible for compensation risk oversight, including the design of compensation programs. Our Board is responsible for enterprise-wide risk management oversight, including risks associated with our operations and strategic direction. Our Board performs this function in a number of ways, including:

•	at its regularly scheduled meetings, the Board receives management updates on our business operations, financial results, and strategy, and discusses risks related to the business; and

•	at its regularly scheduled meetings, the Board receives committee reports and management updates on risks overseen by the Board committees, and discusses such risks.

Management is responsible for day-to-day risk management. This risk management responsibility includes identifying, evaluating and addressing potential risks that may exist at the enterprise, operational, strategic, financial, regulatory and/or reporting levels and reporting material and significant risks to the Board. In addition, our Chief Financial Officer and director of internal audit report to our Audit Committee on financial statement and internal controls risk.

Shareholder Communications with the Board of Directors

If a shareholder desires to send a communication to our Board of Directors, such shareholder should send the communication to:

HealthTronics, Inc.

9825 Spectrum Drive, Building 3

Austin, TX 78717

Attention: Nonexecutive Chairman of the Board

The nonexecutive chairman of the board will forward the communication to the other Board members.

If a shareholder desires to send a communication to a specific Board member, such shareholder should send the communication to the above address with attention to the specific Board member.

Code of Ethics

We have established a Code of Ethics for our chief executive officer, senior finance officers and all other employees. A current copy of this code is available on our web site at http://www.healthtronics.com under the “Code of Conduct” link at the bottom of the homepage of our website. If we amend the Code of Ethics or grant a waiver of a provision of the Code of Ethics, we will disclose such amendment or waiver on our website within four business days following such amendment or waiver. Such information will remain available on our website for at least twelve months following the date of such disclosure.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines, a current copy of which is available on our website at http://www.healthtronics.com under the “Investors – Corporate Governance” section of our website.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors is comprised of Donny R. Jackson, Timothy J. Lindgren, and Kenneth S. Shifrin, all of whom are “independent” directors as defined in Rule 5605(a)(2) of the Nasdaq listing rules and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934. In addition, Mr. Jackson is an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC.

The Committee operates under a written charter adopted by the Board. The Committee, among other things,

•	reviews with the independent auditors and management the adequacy of the Company’s accounting and financial reporting controls;

•	reviews with management and the independent auditors significant accounting and reporting principles, practices and procedures applied in preparing the Company’s financial statements;

•	discusses with the independent auditors their judgment about the quality, not just the acceptability, of the Company’s accounting principles used in the Company’s financial reporting;

•	reviews the activities and independence of the independent auditors;

•	reviews and discusses the audited financial statements with management and the independent auditors and the results of the audit; and

•	appoints the independent auditors.

It is the responsibility of the Company’s management to prepare financial statements in accordance with accounting principles generally accepted in the United States of America and to maintain effective internal control over financial reporting and of the Company’s independent auditors to audit the financial statements and internal control over financial reporting.

In this context, the Committee has reviewed and held discussions with management and the independent auditors regarding the Company’s 2009 financial statements and internal control over financial reporting. Management represented to the Committee that the Company’s consolidated financial statements as of and for the year ended December 31, 2009 were prepared in accordance with accounting principles generally accepted in the United States of America and that the Company’s internal control over financial reporting was effective as of December 31, 2009. The Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended.

In addition, the Committee has discussed with the independent auditors the auditor’s independence from the Company and management and has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the audit committee concerning independence. Further, the Committee has considered whether the provision of non-audit services by the independent auditors is compatible with maintaining the auditor’s independence.

The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission. The Committee believes that the provision of services by the independent auditors for matters other than the annual audit and quarterly reviews is compatible with maintaining the auditor’s independence.

Audit Committee:	Donny R. Jackson, Chairman
Timothy J. Lindgren
Kenneth S. Shifrin

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010

Our Audit Committee has selected Ernst & Young LLP, or E&Y, as the independent registered public accounting firm to audit our consolidated financial statements for 2010. E&Y currently serves as our independent registered public accounting firm. E&Y has advised us that, in accordance with professional standards, they will not perform any non-audit service that would impair their independence for purposes of expressing an opinion on our financial statements. A representative of E&Y will attend the meeting with the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

The fees listed in the table below are for services provided by E&Y in connection with the audits related to the years ended December 31, 2009 and 2008 and the quarterly reviews during 2009 and 2008. In 2009, E&Y also provided $25,000 in audit-related fees related to the review of our registration statement on Form S-4 filed in connection with our acquisition of Endocare.

	2009	2008
Audit fees	$820,000	$710,000
Audit related fees	$25,000	—
Tax fees, including tax preparation and tax consulting	—	—
All other fees	—	—

All services provided by the independent registered public accounting firm must be pre-approved by the Audit Committee. All fees paid to our independent registered public accounting firm for services performed during 2009 were pre-approved by the Audit Committee.

Shareholder ratification is not required for the selection of E&Y because the Audit Committee has the responsibility for selecting our independent registered public accounting firm. The selection, however, is being submitted for ratification by the shareholders at the annual meeting. No determination has been made as to what action the Audit Committee would take if shareholders do not ratify the selection.

The Board recommends that you vote for the ratification of Ernst & Young LLP as our independent registered public account firm for the year ending December 31, 2010.

SHAREHOLDER PROPOSALS

Any shareholder of ours meeting certain minimum stock ownership and holding period requirements may present a proposal to be included in our proxy statement for action at the annual meeting of shareholders to be held in 2011 pursuant to Rule 14a-8 of the Securities Exchange Act of 1934. Such shareholder must deliver such proposal to our Secretary at our principal executive offices no later than December 3, 2010, unless we notify the shareholders otherwise. Only those proposals that are appropriate for shareholder action and otherwise meet the requirements of Rule 14a-8 of the Exchange Act and our bylaws may be included in our proxy statement.

Shareholder proposals (whether for director nominations or other proposals) to be presented at our 2011 annual meeting of shareholders that are not to be included in our proxy statement (i.e., that are submitted outside the processes of Rule 14a-8) must be received by us no earlier than January 6, 2011 and no later than February 5, 2011, in accordance with the procedures set forth in our bylaws. The other requirements set forth in our bylaws must also be met to properly bring a shareholder proposal before the annual meeting of shareholders.

INCORPORATION BY REFERENCE

With respect to any future filings with the SEC into which this proxy statement is incorporated by reference, the material under the heading “Report of the Audit Committee of the Board of Directors” will not be incorporated into such future filings.

ADDITIONAL INFORMATION AVAILABLE

Accompanying this proxy statement is a copy of our 2009 Annual Report on Form 10-K. This Annual Report does not form any part of the materials for the solicitation of proxies. Upon written request of any shareholder, we will furnish free of charge a copy of the Form 10-K, as filed with the SEC, including the financial statements and schedules thereto. The written request should be sent to our Secretary at our principal executive offices. The written request must state that as of the close of business on March 19, 2010, the person making the request was a record owner or beneficial owner of our capital stock.

OTHER MATTERS

Our Board of Directors does not intend to bring any other matters before the meeting and does not know of any matters that will be brought before the meeting by others. However, if any other matters properly come before the meeting, the persons named in the accompanying proxy will vote the proxies in accordance with their judgment on such matters.

By Order of our Board of Directors

CLINT B. DAVIS,

Secretary

Austin, Texas

April 2, 2010

0	¢

HEALTHTRONICS, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 6, 2010

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned hereby (a) acknowledges receipt of the Notice of Annual Meeting of Shareholders of HealthTronics, Inc. (the “Company”) to be held on May 6, 2010 and the Proxy Statement in connection therewith, each dated on or about April 2, 2010, (b) appoints Clint B. Davis and Richard A. Rusk, or any of them, as Proxies, each with the power to appoint a substitute, (c) authorizes the Proxies to represent and vote, as designated on the reverse, all the shares of Common Stock of the Company held of record by the undersigned at the close of business on March 19, 2010, at such annual meeting of shareholders and at any adjournment(s) or postponement(s) thereof and (d) revokes any Proxies heretofore given.

(Continued and to be signed on reverse side.)

¢	14475	¢

ANNUAL MEETING OF SHAREHOLDERS OF

HEALTHTRONICS, INC.

May 6, 2010

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718- 921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

COMPANY NUMBER
ACCOUNT NUMBER
Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of meeting, proxy statement and proxy card are available at http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=13755

i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

¢ 20630000000000000000 6	050610

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN ITEM 1 AND A VOTE “FOR” ITEM 2 BELOW.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

				FOR	AGAINST	ABSTAIN
1. Election of Directors:			2. Ratify of appointment of Ernst & Young LLP as independent registered public accounting firm for 2010.	☐	☐	☐
NOMINEES:
☐ FOR ALL NOMINEES ☐WITHHOLD AUTHORITY FOR ALL NOMINEES ☐FOR ALL EXCEPT (See instructions below)	O R. Steven Hicks O Donny R. Jackson O Timothy J. Lindgren O Kenneth S. Shifrin O Argil J. Wheelock, M.D. O James S. B. Whittenburg

3.  In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO SPECIFICATION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION TO THE BOARD OF DIRECTORS OF THE NOMINEES LISTED ON THIS PROXY, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010, AND, IN THE DISCRETION OF THE PROXIES, ON ANY OTHER BUSINESS.

INSTRUCTION: Towithhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢

ANNUAL MEETING OF SHAREHOLDERS OF

HEALTHTRONICS, INC.

May 6, 2010

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=13755

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

¢	20630000000000000000 6	050610

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN ITEM 1 AND A VOTE “FOR” ITEM 2 BELOW.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

				FOR	AGAINST	ABSTAIN
1. Election of Directors:			2. Ratification of appointment of Ernst & Young LLP as independent registered public accounting firm for 2010.	☐	☐	☐
NOMINEES:
☐ FOR ALL NOMINEES ☐WITHHOLD AUTHORITY FOR ALL NOMINEES ☐FOR ALL EXCEPT (See instructions below)	O R. Steven Hicks O Donny R. Jackson O Timothy J. Lindgren O Kenneth S. Shifrin O Argil J. Wheelock, M.D. O James S. B. Whittenburg

3.  In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO SPECIFICATION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION TO THE BOARD OF DIRECTORS OF THE NOMINEES LISTED ON THIS PROXY, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010, AND, IN THE DISCRETION OF THE PROXIES, ON ANY OTHER BUSINESS.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢